          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999

                                                      REGISTRATION NO. 333-40977

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  POST-EFFECTIVE
                                  AMENDMENT NO. 3

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             K & F INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                 3728                             34-1614845
(STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 297-0900
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               KENNETH M. SCHWARTZ
                            EXECUTIVE VICE PRESIDENT
                             K & F INDUSTRIES, INC.
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 297-0900
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH A COPY TO:

                           GEORGE P. O'SULLIVAN, ESQ.
                        O'SULLIVAN GRAEV & KARABELL, LLP
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 408-2400



         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                EXPLANATORY NOTE


         The registration statement to which this post-effective amendment relates originally covered the registration of an aggregate principal amount of $185,000,000 of 9 1/4% Series B Senior Subordinated Notes due 2007 of K & F Industries, Inc. that were offered in exchange for equal principal amounts of the company's then outstanding 9 1/4% Senior Subordinated Notes due 2007. That registration statement also covered the registration of the exchange notes for resale by Lehman Brothers Inc. in market-making transactions. The exchange offer expired on March 6, 1998. Therefore, this post-effective amendment relates to only the marketing-making transactions of Lehman Brothers Inc., and the prospectus contained herein constitutes the market-making prospectus with respect thereto.

                             K & F INDUSTRIES, INC.

                              CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(b),
          SHOWING LOCATION OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

                        FORM S-4                                             LOCATION OR
                 ITEM NUMBER AND CAPTION                                CAPTION IN PROSPECTUS
                 -----------------------                                ---------------------
 (1)      Forepart of Registration Statement                 Facing Page of Registration
            and Outside Front Cover Page                       Statement; Cross-Reference Sheet;
            of Prospectus                                      Outside Front Cover Page of Prospectus


 (2)      Inside Front and Outside Back                      Inside Front and Outside Back Cover
            Cover Pages of Prospectus                          Pages of Prospectus; Where You Can Find More
                                                               Information

 (3)      Risk Factors, Ratio of Earnings                    Prospectus Summary; Risk Factors; Selected
            to Fixed Charges and Other                         Historical Consolidated Financial
            Information                                        Information

 (4)      Terms of the Transaction                           Prospectus Summary;
                                                               Description of the Notes

 (5)      Pro Forma Financial Information                                                      *

 (6)      Material Contacts With the
            Company Being Acquired                                                             *

 (7)      Additional Information Required
            for Reoffering by Persons and
            Parties Deemed to be
            Underwriters                                                                       *

 (8)      Interests of Named Experts and
            Counsel                                                                            *

 (9)      Disclosure of Commission
            Position on Indemnification
            for Securities Act Liabilities                                                     *

(10)      Information With Respect to
            S-3 Registrants                                                                    *

(11)      Incorporation of Certain
            Information by Reference                                                           *

(12)      Information With Respect to S-2
            or S-3 Registrants                                                                 *

(13)      Incorporation of Certain
            Information by Reference                                                           *

                        FORM S-4                                             LOCATION OR
                 ITEM NUMBER AND CAPTION                                CAPTION IN PROSPECTUS
                 -----------------------                                ---------------------
(14)      Information With Respect to                        Prospectus Summary; Risk Factors; Selected
            Registrants Other Than S-3 or                      Historical Consolidated Financial
            S-2 Registrants                                    Information; Management's Discussion and
                                                               Analysis of Financial Condition and Results
                                                               of Operations; Business; Description of
                                                               Certain Indebtedness


(15)      Information With Respect to
            S-3 Companies                                                                      *

(16)      Information With Respect to
            S-2 or S-3 Companies                                                               *

(17)      Information With Respect to
            Companies Other Than S-3 or
            S-2 Companies                                                                      *

(18)      Information if Proxies,
            Consents or Authorizations
            Are to be Solicited                                                                *

(19)      Information if Proxies,
            Consents or Authorizations
            Are Not to be Solicited or in
            an Exchange Offer                                Management; Security Ownership; Certain
                                                               Transactions

PROSPECTUS

                                  $185,000,000

                             K & F INDUSTRIES, INC.

                    9 1/4% SENIOR SUBORDINATED NOTES DUE 2007



         The 9 1/4% Series B Senior Subordinated Notes due 2007 (the "Notes") of K & F Industries, Inc. were issued in exchange for the then outstanding 9 1/4% Senior Subordinated Notes due 2007 (the "Old Notes").


-        MATURITY
         October 15, 2007.

-        INTEREST
         Fixed annual rate of 9.25%.

         Paid every six months on April 15 and October 15.

-        REDEMPTION
         We may redeem the Notes at any time on or after October 15, 2002.

         On or before October 15, 2000, we may redeem up to $65.0 million of the Notes with the proceeds of a public offering of equity in our Company.

-        CHANGE OF CONTROL
         In the event of a change of control, we must offer to repurchase the Notes.

-        RANKING
         The Notes are general unsecured obligations and are ranked behind:

         -      current indebtedness and other
                liabilities of approximately $374.7
                million at December 31, 1998; and

         -      future indebtedness.


This investment involves risks. see the "risk factors" section beginning on page 7.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


This prospectus has been prepared for and is to be used by Lehman Brothers Inc. in connection with offers and sales in market-making transactions of the Notes. We will not receive any of the proceeds of such sales. Lehman Brothers Inc. may act as a principal or agent in such transactions. The Notes may be offered in negotiated transactions or otherwise.



                           ---------------------------


                                 LEHMAN BROTHERS

                           ---------------------------


                                 APRIL ___, 1998

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or buy any of the securities in any jurisdiction where it is unlawful. The information in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.



TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
Where You Can Find More Information                                          1
Prospectus Summary                                                           2
Risk Factors                                                                 7
Use of Proceeds                                                             10
The Recapitalization                                                        11
Selected Historical Consolidated Financial Information                      12
Management's Discussion and Analysis of  Financial Condition and
  Results of Operations                                                     15
Business                                                                    20
Management                                                                  25
Security Ownership                                                          32
Certain Transactions                                                        33
Description of Certain Indebtedness                                         34
Description of the Notes                                                    36
Certain United States Federal Tax Considerations For Non-United
  States Holders                                                            56
Plan of Distribution                                                        58
Legal Matters                                                               58
Experts                                                                     58
Index to Consolidated Financial Statements                                  F-1

                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed a registration statement and related exhibits with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1933, as amended. The registration statement contains additional information about us and the debt securities. You may inspect the registration statement and exhibits without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.


         We file annual, quarterly and special reports and other information with the SEC. You can inspect these reports and other information filed by us at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. The SEC maintains a World Wide Web site that contains reports and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.


         So long as we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we must furnish the information required to be filed with the SEC to State Street Bank and Trust Company (the "Trustee") and the holders of the Notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 of the Exchange Act to the Trustee and the holders of these Notes as if we were subject to such periodic reporting requirements.

                               PROSPECTUS SUMMARY

         On the cover page, in this summary and in the "Risk Factors" section, the words "Company," "we," "ours," and "us" refer only to K & F Industries, Inc. and not to our subsidiaries. The following summary contains basic information about the Notes. It likely does not contain all the information that is important to you. For a more complete understanding of the Notes, we encourage you to read this entire document and the documents we have referred you to. References to worldwide markets and market share information was compiled by us. We excluded markets formerly controlled by the U.S.S.R. about which accurate information is not readily available.

                                   THE COMPANY

         Our wholly owned subsidiary, Aircraft Braking Systems Corporation ("Aircraft Braking Systems"), is one of the world's leading manufacturers of aircraft wheels, brakes and anti-skid systems for commercial, general aviation and military aircraft. Aircraft Braking Systems' products are marketed internationally through 10 sales offices located in four countries and are used on over 30,000 commercial, general aviation and military aircraft. Our other wholly owned subsidiary, Engineered Fabrics Corporation ("Engineered Fabrics"), is one of the leading worldwide manufacturers of aircraft fuel tanks, supplying approximately 90% of the worldwide commercial transport and general aviation market and over half of the domestic military market for such products.


         We are a Delaware corporation formed on March 13, 1989. Our subsidiaries are the successors to the businesses of Aircraft Braking Systems and Engineered Fabrics formed by Goodyear Tire & Rubber Company, Inc. in 1929. Our principal executive offices are located at 600 Third Avenue, New York, New York 10016 and our telephone number is (212) 297-0900.

                              THE RECAPITALIZATION

         On October 15, 1997, we consummated a recapitalization (the "Recapitalization") consisting of the repurchase of approximately 64% of its outstanding capital stock for a total purchase price of $230.2 million and the repayment of all outstanding indebtedness. Bernard L. Schwartz ("BLS") and certain merchant banking partnerships (collectively the "Lehman Investors") affiliated with Lehman Brothers Holdings Inc. each became the owner of 50% of our capital stock.


         To finance the Recapitalization, we and our subsidiaries entered into a credit facility for $372 million and issued the Old Notes. For more details, see "The Recapitalization."

                        SUMMARY DESCRIPTION OF THE NOTES


THE NOTES                           $185,000,000 aggregate principal amount of 9
                                    1/4% Senior Subordinated Notes Due 2007.

MATURITY DATE                       October 15, 2007.


INTEREST                            Annual rate - 9.25%


                                    Payment frequency - every six months on
                                    April 15 and October 15

MANDATORY REDEMPTION                None.



OPTIONAL REDEMPTION                 On or after October 15, 2002, we may redeem
                                    some or all of the Notes at any time at the redemption prices listed in the section
                                    "Description of Notes" under the heading
                                    "Optional Redemption."



                                    On or before October 15, 2000, we may redeem up to $65 million of the Notes with the proceeds of one or more public offerings of our equity, at a redemption price of 109.25%. See "Description of Notes" under the heading "Optional Redemption."



CHANGE OF CONTROL                   In the event of a change of control, each
                                    holder of the Notes has the right to require us to purchase their Notes, in whole or in part, at 101% of the principal amount, plus accrued and unpaid interest. See
                                    "Description of the Notes" under the heading
                                    "Repurchase at the Option of Holders."



RANKING The Notes are general unsecured obligations of ours.

                                    They rank behind:


                                    -  all existing and future senior
                                       indebtedness (including the obligations
                                       under the credit facility); and

                                    -  indebtedness and other liabilities of
                                       our subsidiaries.


                                    At December 31, 1998, the Notes were
                                    subordinated to approximately $300.1 million of senior indebtedness and also ranked behind $74.6 million of other liabilities of our subsidiaries.



CERTAIN COVENANTS                   The indenture contains certain covenants
                                    that, among other things, limit our ability and the ability of our subsidiaries to:

                                    -  borrow money;

                                    -  pay dividends or make other restricted
                                       payments;

                                    - enter into transactions with affiliates;

                                    - create certain liens;

                                    - sell certain assets; and

                                    - merge or consolidate with, or transfer
                                      substantially all assets to, another
                                      person.

                                    The indenture also limits our subsidiaries' ability to issue preferred stock and pay dividends and other distributions. In addition, we must offer to purchase the Notes at 100% upon certain sales and dispositions of assets.

                                    These covenants are subject to a number of important exceptions and qualifications.

                                    For more details, see the section
                                    "Description of Notes" under the heading
                                    "Certain Covenants."

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


         The following table presents summary historical consolidated financial information for the years ended December 31, 1998, 1997 and 1996, the nine months ended December 31, 1996 and 1995 and the years ended March 31, 1996 and 1995. Effective December 31, 1996, we changed our fiscal year end from March 31 to December 31. The historical financial information for the years ended December 31,1998 and 1997, the nine months ended December 31, 1996 and for the years ended March 31, 1996 and 1995 come from our audited financial statements. The historical financial information for the year ended December 31, 1996 and the nine months ended December 31, 1995 comes from our unaudited financial statements which, in our opinion, contain all adjustments necessary for a fair presentation. This information should be read in conjunction with our historical consolidated financial statements and the related notes, "Selected Historical Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this prospectus.

                                                              Year Ended                                Nine Months Ended
                                                              December 31,                                  December 31,
                                              ---------------------------------------------         ---------------------------
                                                1998           1997                 1996              1996              1995
                                              ---------      ---------            ---------         ---------         ---------
                                                                              (In Thousands)
Income Statement Data:
  Net sales .............................     $ 345,447      $ 304,331            $ 277,655         $ 212,703         $ 199,784
  Cost of sales .........................       196,190        188,001              180,971           136,813           136,277
                                              ---------      ---------            ---------         ---------         ---------
  Gross Margin ..........................       149,257        116,330               96,684             75,89            63,507
  Independent research and
     development ........................        13,705         10,873               11,781             8,623             6,610
  Selling, general and administrative
      expenses ..........................        35,332         40,182(a)            24,482            17,297            15,378
  Amortization ..........................        10,286         10,316               10,412             7,810             7,813
                                              ---------      ---------            ---------         ---------         ---------
  Operating income ......................        89,934         54,959               50,009            42,160            33,706
  Interest expense, net .................        44,830         34,091               36,957            27,197            31,288
                                              ---------      ---------            ---------         ---------         ---------
  Income (loss) before income taxes and
    extraordinary charge ................        45,104         20,868               13,052            14,963             2,418
  Income tax (provision) benefit.........        (5,744)        (5,184)                  81                81                --
  Extraordinary charge ..................            --        (29,513)(a)(b)        (9,142)(c)        (9,142)(c)        (1,913)(d)
                                              ---------      ---------            ---------         ---------         ---------
  Net (loss)  income ....................     $  39,360      $ (13,829)           $   3,991         $   5,902         $     505
                                              =========      =========            =========         =========         =========

Balance Sheet Data (at end of period):
  Working capital .......................     $  39,839      $  31,953            $  34,189         $  34,189         $  38,938
  Total assets ..........................       420,099        425,236              419,115           419,115           412,028
  Long-term debt ........................       477,125        519,125(a)           287,000           287,000           293,000
  Stockholders' deficiency ..............      (215,610)      (256,459)(a)          (33,306)          (33,306)          (34,327)
Other Data (for the period):
   EBITDA(e) ............................     $ 109,894      $  74,639            $  69,314         $  56,804         $  47,966
  Capital expenditures ..................        14,873         10,016               21,166            14,091             3,343
   Depreciation and amortization ........        19,961         19,680               19,305            14,644            14,260
   Ratio of earnings to fixed charges (f)          1.96x          1.57x               1.31x             1.49x              1.07x
   Cash flow provided by
      operating activities ..............     $  52,157      $  42,513            $  28,915         $  23,394         $  16,780
   Cash flow used by
      investing activities ..............       (15,076)       (11,797)             (21,628)          (14,341)           (3,669)
   Cash flow used by financing activities       (34,944)       (27,517)              (8,957)           (9,957)          (18,426)

                                                  Fiscal Year Ended
                                                        March 31,
                                              ---------------------------
                                                 1996              1995
                                              ---------         ---------
Income Statement Data:
  Net sales .............................     $ 264,736         $ 238,756
  Cost of sales .........................       180,435           164,697
                                              ---------         ---------
  Gross Margin ..........................        84,301            74,059
  Independent research and
     development ........................         9,767             8,363
  Selling, general and administrative
      expenses ..........................        22,564            19,208
  Amortization ..........................        10,415            10,411
                                              ---------         ---------
  Operating income ......................        41,555            36,077
  Interest expense, net .................        41,048            46,250
                                              ---------         ---------
  Income (loss) before income taxes and
    extraordinary charge ................           507           (10,173)
  Income tax (provision) benefit.........            --                --
  Extraordinary charge ..................        (1,913)(d)            --
                                              ---------         ---------
  Net (loss)  income ....................     $  (1,406)        $ (10,173)
                                              =========         =========

Balance Sheet Data (at end of period):
  Working capital .......................     $  36,327         $  48,025
  Total assets ..........................       416,037           429,074
  Long-term debt ........................       294,000           310,000
  Stockholders' deficiency ..............       (39,701)          (34,748)
Other Data (for the period):
   EBITDA(e) ............................     $  60,476         $  54,920
  Capital expenditures ..................        10,418             2,824
   Depreciation and amortization ........        18,921            18,843
   Ratio of earnings to fixed charges (f)          1.01x
   Cash flow provided by
      operating activities ..............     $  22,301         $  17,353
   Cash flow used by
      investing activities ..............       (10,956)           (3,187)
   Cash flow used by financing activities       (17,426)          (10,000)



(a) On October 15, 1997, we completed a recapitalization that consisted of the refinancing of existing indebtedness and the repurchase of a portion of our stock. We directly increased our stockholders' deficiency by $218.6 million and recorded an extraordinary charge of $27.8 million (net of tax) for the write-off of unamortized financing costs and redemption premiums. In addition, we recorded a charge of $12.4 million to selling, general and administrative expenses, relating to the exercise of stock options and other fees. Financing was provided with $185 million of 9 1/4% Senior Subordinated Notes due 2007 and $345 million in borrowings under a new credit facility. (See Notes 1 and 7 to the consolidated financial statements.)

(b) On June 1, 1997, we redeemed $30 million aggregate principal amount of 11 7/8% Senior Secured Notes. We recorded an extraordinary charge of $1.7 million (net of tax) for the write-off of unamortized financing costs and redemption premiums. (See Note 7 to the consolidated financial statements.)

(c) During the nine months ended December 31, 1996, we redeemed $180 million principal amount of 13 3/4% Senior Subordinated Debentures. We recorded an extraordinary charge of $9.1 million for the write-off of unamortized financing costs and redemption premiums. (See Note 7 to the consolidated financial statements.)

(d) On December 28, 1995, we redeemed $30 million principal amount of the 13 3/4% Senior Subordinated Debentures. We recorded an extraordinary charge of $1.9 million for the write-off of unamortized financing costs and redemption premiums.

(e) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or as a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included to provide additional information about our ability to meet our future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of our ability to fund our cash needs. We included EBITDA because we believe that certain investors find it useful.

(f) For this computation, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of deferred financing costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense). Our earnings were insufficient to cover fixed charges by $10,173,000 for the year ended March 31, 1995. Non-cash charges included in the computation for the years ended December 31, 1998, 1997 and 1996, the nine months ended December 31, 1996 and 1995 and the fiscal years ended March 31, 1996 and 1995 were $21,893,000, $21,187,000, $20,816,000, $15,745,000,
       $15,411,000, $20,482,000 and $24,275,000, respectively. Non-cash charges consist of depreciation, amortization, non-cash interest on the convertible debentures and amortization of deferred financing costs.

                                  RISK FACTORS

This prospectus includes "forward looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act including, in particular, the statements about the Company's plans, strategies, and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Prospectus are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

SUBSTANTIAL LEVERAGE - OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE NOTES. WE ALSO HAVE OPERATING AND FINANCIAL RESTRICTIONS, THAT COULD LIMIT OUR ABILITY TO BORROW OR CONDUCT OTHER ACTIVITIES.

       We now have and will continue to have, a significant amount of indebtedness. This could have important consequences to you.

       Debt and Stockholders' Deficiency. The following shows certain important credit statistics:

                 ($ in millions)                            December 31,
                                                               1998
                                                            ----------
                  Total indebtedness                           $495.1
                  Other liabilities of subsidiaries              74.6
                  Stockholders' deficiency                     (215.6)

                  Ratio of earnings to fixed charges
                    for the year ended December 31, 1998         1.96x

       See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Consolidated Financial Information." There can be no assurance that we will not have a deficiency of earnings to cover fixed charges in the future.

       Dependence on Future Performance to Make Debt Payments. Our ability to satisfy our obligations is dependent on the ability of the Company and its subsidiaries to generate cash in the future. This, to an extent, is subject to a number of factors, including:

       -  the global economy and financial markets;

       -  worldwide demand for air travel;

       -  legislative pronouncements;

       -  performance of the commercial and military aircraft industries; and

       -  other factors beyond our control affecting us and our subsidiaries.

       Operating and Financial Restrictions. Our substantial indebtedness, and the restrictive covenants contained in our debt instruments, could limit our ability to withstand competitive pressures, and to make investments in aircraft programs and capital expenditures. In addition, borrowings under our credit facility are floating rate obligations of our subsidiaries, causing our bank debt to be sensitive to changes in prevailing interest rates. We have entered into an interest rate swap agreement to reduce the impact of potential increases in interest rates under the credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

       Based on current levels of operations and anticipated growth, we believe our cash flow from operations, together with borrowings from time to time under the credit facility, will allow us to make anticipated capital expenditures and investments in original equipment for aircraft programs, to fund working capital requirements and to make required payments of principal and interest on our debt. However, if we are not able to generate sufficient cash flow from operations, we may need to refinance all or a portion of our debt or to obtain additional financing. There can be no assurance that we could refinance our debt or obtain additional financing.

       Restrictive Covenants. There are operating and financial covenants in the indenture, and in our credit facility, that restrict or prohibit the ability of the Company and its subsidiaries to:

       -  incur additional indebtedness;

       -  pay dividends;

       - permit subsidiaries to issue preferred stock;

       - repay certain indebtedness prior to its stated maturity;

       - create liens;

       - sell assets or engage in mergers or acquisitions; and

       - make certain capital expenditures.

       These restrictions, in combination with our substantial indebtedness, could limit our ability in the future to borrow or otherwise restrict our activity. See "Description of Certain Indebtedness" and "Description of the Notes."

HISTORY OF NET LOSSES - WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL. BEFORE 1998, WE HAD A HISTORY OF NET LOSSES, ALTHOUGH WE HAVE ALWAYS BEEN ABLE TO PAY OUR DEBTS.

       We had net income of approximately $39.3 million for the year ended December 31, 1998. However, we have had net losses in prior years. See "Selected Historical Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Based upon current operations, we expect to be able to make principal and interest payments on these Notes. However, no assurance can be given that our operating results will provide sufficient cash flow to meet all of our obligations, including payment of principal and interest on these Notes.

SUBORDINATION - YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES IS JUNIOR TO OUR AND OUR SUBSIDIARIES' OTHER INDEBTEDNESS EXISTING AT THE TIME OF THE ORIGINAL SALE OF THE NOTES, AND LATER BORROWINGS.

       With few exceptions, these Notes rank behind all of our and our subsidiaries' indebtedness. As a result, in the event of a bankruptcy, liquidation or reorganization relating to us, our subsidiaries, or our or their property, the holders of senior indebtedness will be entitled to be paid in full, before any payment may be made on these Notes. In addition, our credit facility limits our liability to make payments on these Notes if the senior indebtedness is not paid when due or other default on such senior indebtedness occurs. As of December 31, 1998, these Notes ranked behind approximately $300.1 million of senior indebtedness. See "--Holding Company Structure" and "Description of the Notes--Subordination."

HOLDING COMPANY STRUCTURE - ONLY THE COMPANY IS OBLIGATED TO PAY THE NOTES. YOU HAVE NO ASSETS SECURING OUR PROMISE TO PAY THESE NOTES.

       We alone are obligated to pay these Notes. Our business is conducted through, and substantially all of our assets are owned by, our operating subsidiaries, Aircraft Braking Systems and Engineered Fabrics. As a result, we are dependent on the earnings and cash flow from Aircraft Braking Systems and Engineered Fabrics to meet our obligations under these Notes and to pay our other expenses. Because our assets are held by and will continue to be held by our subsidiaries, the claims of holders of these Notes are subject to the claims of creditors of Aircraft Braking Systems and Engineered Fabrics, including the claims of the lenders (collectively, the "Lenders") under our credit facility. As of December 31, 1998, our subsidiaries had liabilities (including $300.1 million of senior indebtedness) of approximately $374.7 million outstanding. See "Description of Certain Indebtedness," "Description of the Notes--Subordination."

       Aircraft Braking Systems and Engineered Fabrics are the borrowers under the credit facility, and they have secured their obligations by pledging substantially all of their assets to the Lenders. In addition, we guaranteed the obligation of the subsidiaries under the credit facility and secured our guarantee by a pledge of all the stock of our subsidiaries and our subsidiaries' intercompany Notes.

INTERESTS OF BLS AND THE LEHMAN INVESTORS - EACH OF BLS AND THE LEHMAN INVESTORS OWN 50% OF THE COMPANY. HOWEVER, BLS HAS OPERATING CONTROL OF THE COMPANY.

       BLS owns 50% of our capital stock, is entitled to designate a majority of the Board of Directors and serves as Chairman of the Board of Directors and Chief Executive Officer. We have an agreement with BLS for him to provide certain services, pursuant to which we pay BLS and persons designated by him an aggregate of $200,000 per month. BLS also participates in our incentive compensation plans. See "Management," "Security Ownership" and "Certain Transactions."

       The other 50% of our capital stock is owned by the Lehman Investors. The Lehman Investors are entitled to designate three members (in addition to one independent director to be designated jointly with BLS) of our Board of

Directors and have veto rights with respect to certain corporate actions. See "Security Ownership--Stockholders' Agreement". In addition, in the event BLS dies or is permanently disabled, the Lehman Investors are entitled to designate 50% of the members of the Board of Directors. An affiliate of the Lehman Investors has from time to time provided us with investment banking, financial advisory and other services and received fees. See "The Recapitalization," "Security Ownership," "Certain Transactions," "Description of Certain Indebtedness--New Credit Facility" and "Plan of Distribution."

IMPACT OF AIR TRANSPORT ACTIVITY; DELIVERY OF NEW AIRCRAFT - OPERATIONS ARE SIGNIFICANTLY DEPENDENT ON THE SALES OF REPLACEMENT PARTS FOR WHEEL AND BRAKE SYSTEMS MADE BY OUR SUBSIDIARY, AIRCRAFT BRAKING SYSTEMS.

       During the year ended December 31, 1998, sales of replacement parts for braking systems previously installed on aircraft accounted for approximately 75% of the total revenues of Aircraft Braking Systems. The demand for Aircraft Braking Systems' replacement parts varies depending upon the number of aircraft equipped with Aircraft Braking Systems' products and the number of landings made by such aircraft. A reduction in airline travel will usually result in reduced utilization of commercial aircraft, fewer landings, and a corresponding decrease in Aircraft Braking Systems' sales, related income and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

       Since original equipment in new commercial aircraft is supplied at or substantially below the cost of production, delivery of new aircraft equipped with Aircraft Braking Systems' products negatively affects cash flow. Our business plan budgets cash needs based on current delivery schedules of new aircraft and also accommodates certain increases in aircraft deliveries. However, significant, unanticipated increases in commercial aircraft deliveries in a given year could have a material adverse impact on our cash flow in such year.

SIGNIFICANT CUSTOMER - THE UNITED STATES GOVERNMENT IS A SIGNIFICANT CUSTOMER, THE LOSS OF WHICH COULD ADVERSELY AFFECT US.

       Sales to the United States government (the "Government") or to prime contractors or subcontractors of the Government were approximately 14%, 12% and 12% of our total sales for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, respectively. The loss of all or a substantial portion of such sales could adversely effect us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Government Contracts."

POTENTIAL INABILITY TO FUND CHANGE OF CONTROL OFFER - WE MAY NOT HAVE THE ABILITY TO RAISE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

       Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes. However, there can be no assurance that we will have sufficient funds at the time of any change of control to make any required repurchases of these Notes. Moreover, our credit facility restricts us from making such required repurchases, and we could be in default of our credit facility if we make such repurchases.
See "Description of Certain Indebtedness--Credit Facility."

FRAUDULENT CONVEYANCE STATUTES - FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID OBLIGATIONS AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM INSOLVENT DEBTORS. ALTERNATIVELY, YOUR CLAIMS COULD BE SUBORDINATED TO OTHER DEBTS.

       Various fraudulent conveyance laws could be utilized by a court of competent jurisdiction to subordinate or void these Notes in favor of other creditors. These Notes were issued in exchange for Notes originally sold on October 15, 1997, the proceeds of which were used to effect the Recapitalization. If a court, in a lawsuit on behalf of an unpaid creditor or a representative of our creditors, were to conclude that, at the time we paid the net proceeds of the sale of the original Notes to our stockholders, we:

       - intended to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or

       - did not receive fair consideration or reasonably equivalent value for issuing the Notes (for example, because our stockholders, and not the Company received the benefits of the sale of the Notes);

and we:

       -  were insolvent;

       -  were rendered insolvent by reason of such distribution;

       - were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on the business; or

       - intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured,

such court could void these Notes or subordinate these Notes to the claims of our other creditors.

       No such claims have been made, and we believe that the debt evidenced by these Notes was incurred for proper purposes, in good faith and without violating the measures of insolvency for purposes of those fraudulent transfer laws. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

TRADING MARKET FOR THE NOTES - YOU CANNOT BE SURE THERE WILL BE AN ACTIVE TRADING MARKET FOR THESE NOTES.

       Although it is not obligated to do so, Lehman Brothers Inc. is making a market in these Notes. Any such market-making activity may be discontinued at any time, for any reasons, without notice at the sole discretion of Lehman Brothers Inc. No assurance can be given as to the liquidity of or the trading market for these Notes.

       Lehman Brothers Inc. may be required to deliver a prospectus in connection with its market-making activities in these Notes. We agreed to file and maintain a registration statement that would allow Lehman Brothers Inc. to engage in market-making transactions in these Notes. Subject to certain exceptions, the registration statement will remain effective for as long as Lehman Brothers Inc. may be required to deliver a prospectus in connection with market-making transactions in these Notes. We pay substantially all the costs and expenses related to the registration statement.

THE YEAR 2000 PROBLEM COULD CAUSE COMPLICATIONS.

       Some computer systems and software programs may not function properly in the year 2000 and beyond because a once common programming standard used two digits instead of four digits to signify a year. These computer systems and software programs read the year 1999 as "99" and not "1999". Because of this, the year 2000 may appear as the year 1900, which could result in system failures or disruptions. This is commonly called the "Year 2000" problem. If we are or a subsidiary is unable to fix a serious Year 2000 problem, or a critical supplier or service provider is unable to fix a material Year 2000 problem, a resulting failure or interruption of business could hurt us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BLUE SKY RESTRICTIONS ON RESALE OF NOTES - STATE SECURITIES LAWS MAY PREVENT YOUR RESALE OF THESE NOTES.

       The securities laws of certain jurisdictions could limit your ability to resell these Notes. We have not registered or qualified the resale of these Notes in any states. However, exemptions under applicable state securities laws may be available for sales to registered broker dealers and certain institutional investors.

                                 USE OF PROCEEDS

       This prospectus is delivered in connection with the sale of the Notes by Lehman Brothers Inc. in market-making transactions. The Company will not receive any of the proceeds from such transactions.

                              THE RECAPITALIZATION

       On October 15, 1997, concurrently with the closing of the offering of the Old Notes (the "Offering"), the Company consummated the Recapitalization, consisting of the following transactions:



              1. Pursuant to the Stock Purchase Agreement, the Company repurchased approximately 64% of its outstanding capital stock for a total purchase price, paid in cash, of $230.2 million. Upon giving effect to the repurchase, BLS and the Lehman Investors each became the owner of 50% of the capital stock of the Company. The implied aggregate value of the retained capital stock was $130 million.

              2. The Company repaid all of its outstanding indebtedness ($54.5 million) under a prior credit agreement.

              3. The Company made provision for redemption of its 11 7/8% Senior Secured Notes due 2003 by irrevocably depositing $77.5 million (representing a price of 105.28% of the principal amount of the 11 7/8% Senior Secured Notes, plus accrued interest through the expected redemption date) with the trustee. On November 13 1997, the 11 7/8% Senior Notes were redeemed.

              4. The Company purchased for cash, all of the $140 million 10 3/8% Senior Subordinated Notes due 2004 pursuant to a tender offer and consent solicitation. The aggregate price paid for the 10 3/8% Senior Subordinated Notes (including accrued interest and tender offer premiums and related fees and expenses) was $160.9 million.

              5. The Company entered into a credit facility that provides for $322 million of term loans and a $50 million revolving loan facility, of which $23 million was drawn at the time of the Recapitalization. See "Description of Certain Indebtedness--Credit Facility."



       The Company issued the Old Notes for net proceeds of approximately $178.4 million (after deducting expenses payable by the Company in connection with the Offering). The Company used such proceeds, together with borrowings under the credit facility, to effect the Recapitalization.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

       The following table presents selected historical consolidated financial information for the Company for the years ended December 31, 1998, 1997 and 1996, the nine months ended December 31, 1996 and 1995 and the years ended March 31, 1996 and 1995. Effective December 31, 1996, the Company changed its fiscal year end from March 31 to December 31. The historical financial information of the Company for the years ended December 31,1998 and 1997, the nine months ended December 31, 1996 and for the years ended March 31, 1996 and 1995 is derived from the audited financial statements of the Company. The historical financial information of the Company for the year ended December 31, 1996 and the nine months ended December 31, 1995 is derived from the Company's unaudited financial statements which, in the opinion of management of the Company, contain all adjustments necessary for a fair presentation of this information. The financial information set forth below should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this Prospectus.


                                                              Year Ended                                Nine Months Ended
                                                              December 31,                                  December 31,
                                              ---------------------------------------------         ---------------------------
                                                1998           1997                 1996              1996              1995
                                              ---------      ---------            ---------         ---------         ---------
                                                                              (In Thousands)
Income Statement Data:
  Net sales .............................     $ 345,447      $ 304,331            $ 277,655         $ 212,703         $ 199,784
  Cost of sales .........................       196,190        188,001              180,971           136,813           136,277
                                              ---------      ---------            ---------         ---------         ---------
  Gross Margin ..........................       149,257        116,330               96,684             75,89            63,507
  Independent research and
     development ........................        13,705         10,873               11,781             8,623             6,610
  Selling, general and administrative
      expenses ..........................        35,332         40,182(a)            24,482            17,297            15,378
  Amortization ..........................        10,286         10,316               10,412             7,810             7,813
                                              ---------      ---------            ---------         ---------         ---------
  Operating income ......................        89,934         54,959               50,009            42,160            33,706
  Interest expense, net .................        44,830         34,091               36,957            27,197            31,288
                                              ---------      ---------            ---------         ---------         ---------
  Income (loss) before income taxes and
    extraordinary charge ................        45,104         20,868               13,052            14,963             2,418
  Income tax (provision) benefit.........        (5,744)        (5,184)                  81                81                --
  Extraordinary charge ..................            --        (29,513)(a)(b)        (9,142)(c)        (9,142)(c)        (1,913)(d)
                                              ---------      ---------            ---------         ---------         ---------
  Net (loss)  income ....................     $  39,360      $ (13,829)           $   3,991         $   5,902         $     505
                                              =========      =========            =========         =========         =========

Balance Sheet Data (at end of period):
  Working capital .......................     $  39,839      $  31,953            $  34,189         $  34,189         $  38,938
  Total assets ..........................       420,099        425,236              419,115           419,115           412,028
  Long-term debt ........................       477,125        519,125(a)           287,000           287,000           293,000
  Stockholders' deficiency ..............      (215,610)      (256,459)(a)          (33,306)          (33,306)          (34,327)
Other Data (for the period):
   EBITDA(e) ............................     $ 109,894      $  74,639            $  69,314         $  56,804         $  47,966
  Capital expenditures ..................        14,873         10,016               21,166            14,091             3,343
   Depreciation and amortization ........        19,961         19,680               19,305            14,644            14,260
   Ratio of earnings to fixed charges (f)          1.96x          1.57x               1.31x             1.49x              1.07x
   Cash flow provided by
      operating activities ..............     $  52,157      $  42,513            $  28,915         $  23,394         $  16,780
   Cash flow used by
      investing activities ..............       (15,076)       (11,797)             (21,628)          (14,341)           (3,669)
   Cash flow used by financing activities       (34,944)       (27,517)              (8,957)           (9,957)          (18,426)



                                                  Fiscal Year Ended
                                                        March 31,
                                              ---------------------------
                                                 1996              1995
                                              ---------         ---------
Income Statement Data:
  Net sales .............................     $ 264,736         $ 238,756
  Cost of sales .........................       180,435           164,697
                                              ---------         ---------
  Gross Margin ..........................        84,301            74,059
  Independent research and
     development ........................         9,767             8,363
  Selling, general and administrative
      expenses ..........................        22,564            19,208
  Amortization ..........................        10,415            10,411
                                              ---------         ---------
  Operating income ......................        41,555            36,077
  Interest expense, net .................        41,048            46,250
                                              ---------         ---------
  Income (loss) before income taxes and
    extraordinary charge ................           507           (10,173)
  Income tax (provision) benefit.........            --                --
  Extraordinary charge ..................        (1,913)(d)            --
                                              ---------         ---------
  Net (loss)  income ....................     $  (1,406)        $ (10,173)
                                              =========         =========

Balance Sheet Data (at end of period):
  Working capital .......................     $  36,327         $  48,025
  Total assets ..........................       416,037           429,074
  Long-term debt ........................       294,000           310,000
  Stockholders' deficiency ..............       (39,701)          (34,748)
Other Data (for the period):
   EBITDA(e) ............................     $  60,476         $  54,920
  Capital expenditures ..................        10,418             2,824
   Depreciation and amortization ........        18,921            18,843
   Ratio of earnings to fixed charges (f)          1.01x
   Cash flow provided by
      operating activities ..............     $  22,301         $  17,353
   Cash flow used by
      investing activities ..............       (10,956)           (3,187)
   Cash flow used by financing activities       (17,426)          (10,000)


(a) On October 15, 1997, the Company completed a recapitalization that consisted of the refinancing of existing indebtedness and the repurchase of a portion of its outstanding stock. In connection therewith, the Company directly increased its stockholders' deficiency by $218.6 million and recorded an extraordinary charge of $27.8 million (net of tax) for the write-off of unamortized financing costs and redemption premiums. In addition, the Company recorded a charge of $12.4 million to selling, general and administrative expenses, relating to the exercise of stock options and other fees incurred in connection with the recapitalization. Financing for the recapitalization was provided with $185 million of 9 1/4% Senior Subordinated Notes due 2007 and $345 million in borrowings under a new credit facility. (See Notes 1 and 7 to the consolidated financial statements.)

(b) On June 1, 1997, the Company redeemed $30 million aggregate principal amount of its 11 7/8% Senior Secured Notes at a redemption price of 105.28% of the principal thereof. In connection therewith, the Company recorded an extraordinary charge of $1.7 million (net of tax) for the write-off of unamortized financing costs and redemption premiums. (See
       Note 7 to the consolidated financial statements.)

(c) During the nine months ended December 31, 1996, the Company redeemed $180 million principal amount of the 13 3/4% Senior Subordinated Debentures. In connection therewith, the Company recorded an extraordinary charge of $9.1 million for the write-off of unamortized financing costs and redemption premiums. (See Note 7 to the consolidated financial statements.)

(d) On December 28, 1995, the Company redeemed $30 million principal amount of the 13 3/4% Senior Subordinated Debentures. In connection therewith, the Company recorded an extraordinary charge of $1.9 million for the write-off of unamortized financing costs and redemption premiums.

(e) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or as a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA is included herein because the Company believes that certain investors find it to be a useful tool for measuring the ability to service debt.

(f) For purposes of this computation, earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of deferred financing costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense). The Company's earnings were insufficient to cover fixed charges by $10,173,000 for the year ended March 31, 1995. Non-cash charges included in the ratio of earnings to fixed charges and deficiency of earnings available to cover fixed charges for the years ended December 31, 1998, 1997 and 1996, the nine months ended December 31, 1996 and 1995 and the fiscal years ended March 31, 1996 and 1995 were $21,893,000, $21,187,000, $20,816,000, $15,745,000,
       $15,411,000, $20,482,000 and $24,275,000, respectively. Non-cash charges consist of depreciation, amortization, non-cash interest on the convertible debentures and amortization of deferred financing costs.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

Aircraft Braking Systems generates approximately 75% of its revenues through the sale of replacement parts for wheels and braking systems which are installed on over 30,000 commercial, general aviation and military aircraft. As is customary in the industry, Aircraft Braking Systems incurs substantial expenditures to research, develop, design and supply original wheel and brake equipment to aircraft manufacturers at or below the cost of production. Research, development and design expenditures are charged to operations when incurred. Original wheel and brake equipment supplied to aircraft manufacturers at or below the cost of production ("Program Investments") are charged to operations when delivered to the aircraft manufacturers. Since most modern aircraft have a useful life of 25 years or longer and require periodic replacement of certain components of the braking system, the Company typically recoups its initial investment in original equipment and generates significant profits from the sales of replacement parts over the life of the aircraft. The Company has invested and will continue to invest significant resources to have its products selected for use on new commercial airframes, focusing particularly on medium- and short-range aircraft. During the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, the Company spent an aggregate of approximately $60.7 million, $51.0 million and $43.2 million, respectively, for research, development, design, Program Investments, capital expenditures and development participation costs. The Company has been selected as a supplier of wheels and carbon brakes on the Airbus A-321, the sole supplier of wheels, carbon brakes and anti-skid systems on the MD-90, the sole supplier of wheels and brakes for each of the Saab 2000, the Canadair Regional Jet and the Lear 60, and as a supplier of wheels and carbon brakes for the Airbus A-330 and A- 340. Aircraft produced under these programs are in the early stages of their life cycles and represent significant future revenue opportunities for the Company.

THE RECAPITALIZATION

On October 15, 1997, the Company consummated a recapitalization (the "Recapitalization") consisting of the repurchase of approximately 64% of its outstanding capital stock for a total purchase price of $230.2 million and the repayment of all outstanding indebtedness. Upon giving effect to the repurchase, BLS and the Lehman Investors each became the owner of 50% of the capital stock of the Company.



To finance the above transactions, the Company entered into a new credit facility (the "Credit Facility") for $372 million and issued $185 million of 9 1/4% Senior Subordinated Notes due 2007 (The "9 1/4% Notes").

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997

During 1998, sales, operating income, net income and bookings were the highest in the Company's history, reflecting the continued build-out of customer fleets using Company products, new program awards and significantly increased airline industry traffic. These results were driven by growth in all market sectors of the Company's business.

SALES. Sales for the year ended December 31, 1998 totaled $345.4 million, reflecting an increase of $41.1 million or 13.5%, compared with $304.3 million for the same period in the prior year. This increase was due to higher commercial sales of wheels and brakes for commercial transport aircraft of $25.2 million, primarily on the MD-90, DC-9, MD-80 and Canadair Regional Jet, and higher general aviation sales of $6.8 million primarily on Canadair and Dassault aircraft. Military sales increased by $9.1 million due to higher sales of wheels and brakes primarily on the F-117 program, and higher sales of fuel tanks primarily on the F-15 and F/A-18 programs.

GROSS MARGIN. The gross margin for the year ended December 31, 1998 was 43.2% compared with 38.2% for the same period in the prior year. This increase was primarily due to the overhead absorption effect relating to the higher sales volume and operating efficiencies. The Company invested $14.9 million in capital equipment in 1998, for a total of $46.1 million over the last three years. These investments have helped to reduce manufacturing costs and improve operating margins. Partially offsetting this increase in margins was higher shipments of original equipment to airframe manufacturers at or below the cost of production.

INDEPENDENT RESEARCH AND DEVELOPMENT. Independent research and development costs were $13.7 million for the year ended December 31, 1998 compared with $10.9 million for the same period in the prior year. This increase was primarily due to higher costs associated with the Raytheon Hawker Horizon and Canadair CRJ-700 programs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $35.3 million for the year ended December 31, 1998 compared with $40.2 million for the same period in the prior year. Excluding a $12.4 million non-recurring charge in 1997, relating to the exercise of stock options and other fees in connection with the Recapitalization, selling, general and administrative expenses increased $7.5 million. This increase was primarily due to higher costs associated with installation of a new computer system at Aircraft Braking Systems and higher performance-related incentive compensation.

INTEREST EXPENSE, NET. Interest expense, net was $44.8 million for the year ended December 31, 1998 compared with $34.1 million for the same period in the prior year. This increase was due to increased indebtedness resulting from the Recapitalization on October 15, 1997. Partially offsetting this increase was lower interest rates on the Company's indebtedness.

EFFECTIVE TAX RATE. The Company's effective tax rate of 12.7% and 24.8% for the years ended December 31, 1998 and 1997, respectively, differs from the statutory rate of 35% due to a utilization of tax net operating losses in both years partially offset by a net increase in the valuation allowance and a $0.9 million charge for foreign taxes in 1997. The decrease in the effective tax rate in 1998 is primarily due to the net change in the valuation allowance and lower foreign income taxes.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996

SALES. Sales for the year ended December 31, 1997 totaled $304.3 million, reflecting an increase of $26.6 million, or 9.6%, compared with $277.7 million for the same period in the prior year. This increase was due to higher commercial sales of wheels and brakes for commercial transport aircraft of $20.8 million, primarily on the DC-10, MD-80, Canadair Regional Jet and Fokker FO-100 programs and higher general aviation sales of $6.2 million on the Lear and IAI Astra and Galaxy aircraft.

GROSS MARGIN. The gross margin for the year ended December 31, 1997 was 38.2% compared with 34.8% for the same period in the prior year. This increase was primarily due to the overhead absorption effect relating to the higher sales volume and cost savings relating to the in-house production of carbon in the Company's new carbon facility.

INDEPENDENT RESEARCH AND DEVELOPMENT. Independent research and development costs were $10.9 million for the year ended December 31, 1997 compared with $11.8 million for the same period in the prior year. This decrease was primarily due to lower costs associated with the MD-90 Program.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $40.2 million for the year ended December 31, 1997 compared with $24.5 million for the same period in the prior year. This increase was primarily due to a non-recurring $12.4 million charge relating to the exercise of stock options and other fees in connection with the Recapitalization and higher performance-related incentive compensation.

INTEREST EXPENSE, NET. Interest expense, net was $34.1 million for the year ended December 31, 1997 compared with $37.0 million for the same period in the prior year. This decrease was due to lower interest rates on outstanding debt as a result of the refinancing in August 1996 of the 13 3/4% Senior Subordinated Debentures due 2001 (the "13 3/4% Debentures") with 10 3/8% Senior Subordinated Notes and borrowings under a prior credit facility. Partially offsetting this decrease was the greater interest costs resulting from the Recapitalization on October 15, 1997.

EFFECTIVE TAX RATE. The Company's effective tax rate of 24.8% for the year ended December 31, 1997 differs from the statutory rate of 35% due to utilization of tax net operating losses offset by a net increase in the valuation allowance and a $0.9 million charge for foreign taxes. For the same period in the prior year the effective tax rate of (0.6)% differed from the statutory rate of 35% primarily due to a net decrease in the valuation allowance and utilization of tax net operating losses. The increase in the effective rate in 1997 is primarily due to an increase in foreign taxes and a net change in the valuation allowance.

LIQUIDITY AND FINANCIAL CONDITION

The Company expects that its principal use of funds for the next several years will be to pay interest and principal on indebtedness, fund capital expenditures and make Program Investments. The Company's primary source of funds for conducting its business activities and servicing its indebtedness has been cash generated from operations and borrowings under its revolving credit facilities. The Company's total indebtedness decreased from $520.6 million at December 31, 1997 to $485.1 million at December 31, 1998 due to $34 million of principal prepayments and $1.5 million of scheduled principal payments on the Credit Facility.

The Credit Facility consists of a term loan facility in an aggregate principal amount of $300.1 million (the "Term Loans") and a revolving credit facility in an aggregate principal amount of up to $50 million (the "Revolving Loans"). The Term Loans consist of a Tranche A term loan ("Term Loan A") in the principal amount of $49.4 million and a Tranche B term loan ("Term Loan B") in the principal amount of $250.7 million. The Credit Facility bears interest at floating rates selected at the option of the Company. At December 31,1998 and 1997, the average interest rate on the Credit Facility was 7.4% and 8.3%, respectively. As a requirement of the Credit Facility, the Company entered into an interest rate swap agreement to reduce the impact of potential increases in interest rates on the Credit Facility. This interest rate agreement effectively fixes the rate at 8.3% on $135 million of borrowings at December 31, 1998. Any differences paid or received on the interest rate swap agreement are recognized as adjustments to current interest expense. Obligations under the Credit Facility are secured by a lien on substantially all of the assets of the Subsidiaries and are guaranteed by K & F.



Term Loan A is a six-year quarterly amortizing facility maturing October 15, 2003, with installments of $0.5 million per year in years one to five and $47.4 million in year six. Term Loan B is an eight-year quarterly amortizing facility maturing October 15, 2005, with scheduled installments of $1.0 million per year in years one to seven and $245 million in year eight. The Company is required to make mandatory reductions in the Credit Facility in the event of certain asset sales, the incurrence of certain additional indebtedness, and annually from a portion of excess cash flow (as defined). As a result of the excess cash flow calculation, $26.5 million is required to be paid in 1999. The Company voluntarily prepaid $20 million during 1998 and the balance of $6.5 million (classified as current at December 31, 1998) was paid in January 1999.



The Credit Facility provides for revolving loans not to exceed $50 million, with up to $20 million available for letters of credit. At December 31, 1998, the Company had outstanding letters of credit of $8.0 million. The Revolving Loan commitment terminates on October 15, 2003. At December 31, 1998, the Company had $42.0 million available to borrow under the Revolving Loan.



The Credit Facility contains certain covenants and events of default, including limitations on additional indebtedness, liens, asset sales, making certain restricted payments, capital expenditures, creating guarantee obligations and material lease obligations. The Credit Facility also contains certain financial ratio requirements including a cash interest coverage ratio, a leverage ratio and maintenance of a minimum adjusted net worth. The Company was in compliance with all covenants at December 31, 1998.

As a result of the Recapitalization, the Company increased its stockholders' deficiency by $218.6 million for the repurchase of a portion of the capital stock and recorded an extraordinary charge of $27.8 million (net of tax of $2.0 million) for the write-off of unamortized financing costs, redemption premiums and tender offer payments.

On June 1, 1997, the Company redeemed $30 million aggregate principal amount of its 11 7/8% Senior Secured Notes at a redemption price of 105.28% of the principal amount thereof. In connection therewith, the Company recorded an extraordinary charge of $1.7 million (net of tax of $0.6 million) for the write-off of unamortized financing costs and redemption premiums.

During the nine months ended December 31, 1996, the Company redeemed $180 million of its 13 3/4% Debentures at a redemption price of 102.5%. In connection therewith, the Company recorded an extraordinary charge of $9.1 million for the write-off of unamortized financing costs and redemption premiums.

Based upon the current level of operations and anticipated improvements, management believes that the Company's cash flow from operations, together with available borrowings under the Credit Facility, will be adequate to meet its anticipated requirements for working capital, capital expenditures, research and development expenditures, program and other discretionary investments, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that currently anticipated improvements will be achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including Notes) or obtain additional financing. The Company's ability to make scheduled principal payments of, to pay interest on or to refinance its indebtedness (including the Notes) depends on its future performance and financial results, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that sufficient funds will be available to enable the Company to service its indebtedness, including the Notes, or make necessary capital expenditures and program and other discretional investments.

CASH FLOW

During the year ended December 31, 1998, net cash provided by operating activities amounted to $52.2 million and reflected $109.9 million of earnings before interest, taxes, depreciation and amortization ("EBITDA"), decreases in accounts receivable of $4.0 million, and increases in long-term liabilities of $1.2 million, partially offset by increases in inventory of $4.3 million, prepaid pension costs of $3.3 million, other working capital of $0.3 million, decreases in accounts payable of $2.7 million, other current liabilities of $9.5 million (primarily reflecting a portion of a $5.0 million payment in settlement of litigation and approximately $4.5 million paid to the bargaining workers at Aircraft Braking Systems in conjunction with the ratification of a new contract) and interest payments of $42.8 million. During the year ended December 31, 1997, net cash provided by operating activities amounted to $42.5 million and reflected $74.6 million of EBITDA, decreases in inventory of $2.4 million, increases in long-term liabilities of $1.5 million, accounts payable of $6.7 million, other current liabilities of $5.3 million, partially offset by increases in accounts receivables of $4.1 million, prepaid pension costs of $7.8 million, other working capital of $0.9 million and interest payments of $35.2 million. During the year ended December 31, 1996, net cash provided by operating activities amounted to $28.9 million and reflected $69.3 million of EBITDA, increases in other current liabilities of $10.0 million, accounts payable of $1.3 million, decreases in other working capital of $1.6 million, partially offset by increases in inventory of $8.6 million, decreases in long-term liabilities of $3.7 million and interest payments of $41.0 million.

During the year ended December 31, 1998, net cash used in investing activities amounted to $15.1 million primarily due to capital expenditures. During the year ended December 31, 1997, net cash used in investing activities amounted to $11.8 million primarily due to $10.0 million of capital expenditures and $1.8 million of program participation payments. During the year ended December 31, 1996, net cash used in investing activities amounted to $21.6 million primarily due to capital expenditures. The decrease in capital expenditures for the year ended December 31, 1997 compared with the year ended December 31, 1996 is primarily due to the expansion to the carbon manufacturing building at the Company's Akron, Ohio facility during 1996. Capital spending for the year ended December 31, 1999 is expected to be approximately $12.0 million.

During the year ended December 31, 1998, net cash used in financing activities amounted to $34.9 million due to the repayment of indebtedness of $35.5 million partially offset by $.6 million of proceeds received from a sale and leaseback transaction. During the year ended December 31, 1997, net cash used in financing activities amounted to $27.5 million due to the use of $218.6 million for the redemption of equity interests and $36.5 million for refinancing expenditures, partially offset by increased borrowings of $227.6 million, primarily related to the Recapitalization. During the year ended December 31, 1996, net cash used in financing activities amounted to $9.0 million due to refinancing expenditures of $11.3 million partially offset by $2.3 million of proceeds received from a sale and leaseback transaction.

ACCOUNTING PRONOUNCEMENTS

In June 1998, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting For Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities and is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company is currently evaluating the impact, if any, on its financial position upon the adoption of SFAS No. 133.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement defines which costs incurred to develop or purchase internal-use software should be capitalized and which costs should be expensed and is effective for fiscal years beginning after December 15, 1998. The Company believes the adoption of SOP 98-1 will not have a material impact on its financial position, results of operations or cash flows.

INFLATION

A majority of the Company's sales are conducted through annually established price lists and long-term contracts. The effect of inflation on the Company's sales and earnings is minimal because the selling prices of such price lists and contracts, established for deliveries in the future, generally reflect estimated costs to be incurred in these future periods. In addition, some contracts provide for price adjustments through escalation clauses.

YEAR 2000 MATTERS

The Company and its operating subsidiaries, assisted by outside consultants, have conducted, and continue to conduct, a review of their computer systems to identify areas that are affected by the "Year 2000" issue, i.e., the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000. Each Company subsidiary has a project team and a plan for Year 2000 readiness. The Company has assessed and inventoried internal systems including personal computers and network hardware and software, engineering and technical systems, plant equipment and facilities. Management believes that substantially all systems are already, or shortly will be without material expense, Year 2000 compliant.

Procedures are on-going to test whether the Company's and each subsidiary's systems are Year 2000 compliant, and whether the Company's plans and activities are sufficient to address and correct system or other problems that might arise because of the Year 2000. Modification or replacement of affected systems has been and continues to be made as required. Except for certain anti-skid systems, which are compliant, the Company's products do not have embedded systems and thus are not susceptible to the Year 2000 issue in their operation.

The enterprise resource plan ("ERP") begun in 1997 at Aircraft Braking Systems, is scheduled to be completed during the first half of 1999, and involves replacement of virtually all financial management and most manufacturing systems with systems that use programs from SAP America Inc. ("SAP") that are Year 2000 compliant. The plans to complete Year 2000 readiness at Aircraft Braking Systems include a contingency plan, estimated to cost up to $450,000 to implement, by which certain existing business systems would be upgraded and retained in the event the conversion to the SAP programs is delayed beyond June, 1999. The Company otherwise estimates the cost of the year 2000 compliance plans at Aircraft Braking Systems (exclusive of the ERP project costs) and at Engineered Fabrics will not exceed $700,000, of which approximately $490,000 has been expended as of December 31, 1998. The cost of all Year 2000 related expenses are paid from funds generated by operations.

Assessment of Year 2000 risk has included and will continue to include surveying suppliers and other third parties about their readiness. The Company is attempting to obtain Year 2000 assurances and to monitor the remediation efforts of critical vendors and customers. No significant customer, vendor, service provider or other third party has advised yet of a specific Year 2000 problem that it does not expect to have remedied on time.

An unexpected Year 2000 problem could result in an interruption of normal business activities or operations. There can be no assurance that third parties will address Year 2000 issues and meet their remediation goals. The Company has no contingency plans in the event that major business partners, such as suppliers, fail to remediate critical Year 2000 issues or essential services, such as power, are interrupted. However, based on the expected completion of its Year 2000 projects on time at both subsidiaries, and assuming the preparedness of others, the Company believes that a significant interruption will not be encountered.

Statements made relating to Year 2000 issues, and to the Company's particular Year 2000 circumstances, are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause the Company's plans regarding and assessments of Year 2000 issues to be adversely impacted, such that the Company's state of readiness, anticipated costs to address Year 2000 issues and contingency plans will differ materially from those set forth above.

Risks and uncertainties include that key suppliers of raw materials and energy, and others with whom the Company does business, will not meet their Year 2000 obligations, and that events or expenses, unforeseen or not quantifiable at this time, may arise which cause the Company's compliance program or its contingency plans to be delayed or to increase in cost in material respect. In addition, Year 2000 issues are global, and may be affected by economic, governmental, technological and other factors beyond the control of businesses such as the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company has approximately $485 million of total debt outstanding at December 31, 1998. Of this amount, $185 million is borrowed at a fixed rate of 9 1/4% and the balance is borrowed under the Credit Facility. The interest rate for borrowings under the Credit Facility varies with LIBOR or the prime rate at the Company's option.

As a requirement of the Credit Facility, the Company entered into an interest rate swap agreement to reduce the impact of potential increases in interest rates on the Credit Facility. The interest rate swap agreement fixes the Company's LIBOR borrowing rate at 5.95% on $135 million at December 31, 1998 and matures on December 17, 2001 with an option for the counterparty to extend the agreement to December 17, 2003. Therefore the Company has fixed interest rate borrowings of $320 million (includes the $185 million of 9 1/4% Notes and the notional amount under the swap agreement) at December 31, 1998. Given that 66% of the Company's borrowings are effectively at fixed interest rates, a change in rates of 10% would not have a material impact on fair values, cash flows or earnings.

                                    BUSINESS

GENERAL

The Company, through its wholly owned subsidiary, Aircraft Braking Systems, is one of the world's leading manufacturers of aircraft wheels, brakes and anti-skid systems for commercial transport, general aviation and military aircraft. The Company sells its products to virtually all major airframe manufacturers and most commercial airlines and to the United States and certain foreign governments. During the year ended December 31, 1998, approximately 88% of the Company's total revenues were derived from sales made by Aircraft Braking Systems. In addition, The Company through its wholly owned subsidiary, Engineered Fabrics, is one of the leading worldwide manufacturer of aircraft fuel tanks, supplying approximately 90% of the worldwide general aviation and commercial transport market and over one-half of the domestic military market for such products. Engineered Fabrics also manufactures and sells iceguards and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military uses. During the year ended December 31, 1998, approximately 12% of the Company's total revenues were derived from sales made by Engineered Fabrics.

Aircraft Braking Systems and its predecessors have been leaders in the design and development of aircraft wheels, brakes and anti-skid systems, investing significant resources to refine existing braking systems, develop new technologies and design braking systems for new airframes. The Company has carefully directed its efforts toward expanding Aircraft Braking Systems' presence in the commercial and general aviation segments of the aircraft industry, focusing particularly on medium-and short-range commercial aircraft. These aircraft typically make more frequent landings than long-range commercial aircraft and correspondingly require more frequent replacement of brake parts.

THE AIRCRAFT WHEEL AND BRAKE INDUSTRY

Aircraft manufacturers are required to obtain regulatory airworthiness certification of their commercial aircraft by the FAA, by the United States Department of Defense in the case of military aircraft, or by similar agencies in most foreign countries. This process, which is both costly and time consuming, involves testing the entire airframe, including the wheels and braking system, to demonstrate that the airframe in operation complies with relevant governmental requirements for safety and performance. Generally, replacement parts for a wheel and brake system which has been certified for use on an airframe may only be provided by the original manufacturer of such wheel and brake system. Since most modern aircraft have a useful life of 25 years or more and require replacement of certain components of the braking system at regular intervals, sales of replacement parts are expected to provide a long and steady source of revenues for the manufacturer of the braking system.

Due to the cost and time commitment associated with the aircraft certification process, competition among aircraft wheel and brake suppliers most often occurs at the time the airframe manufacturer makes its initial installation decision. Generally, competing suppliers submit proposals in response to requests for bids from manufacturers. Selections are made by the manufacturer on the basis of technological superiority, conformity to design criteria established by the manufacturer and pricing considerations. Typically, general aviation aircraft manufacturers will select one supplier of wheels and brakes for a particular aircraft. In the commercial transport market, however, there will often be "dual sourcing" of wheels and brakes. In such case, an airframe manufacturer may approve and receive FAA certification to configure a particular airframe with equipment provided by two or more wheel and brake manufacturers. Where two suppliers have been certified, the aircraft customer, such as a major airline, will designate the original equipment to be installed on the customer's aircraft. Competition among two certified suppliers for that airline's initial installation decision generally focuses on such factors as the system's "cost-per-landing," given certain assumptions concerning the frequency of replacements required and the impact that the weight of the system has on the airline's ability to load the aircraft with passengers, freight or fuel, and the technical operating performance characteristics of the wheel and brake systems. Once selected, airlines infrequently replace entire wheel and brake systems because of the expense.

In accordance with industry practice in the commercial aviation industry, aircraft wheel and brake suppliers customarily sell original wheel and brake equipment below cost in order to win selection of their products by airframe manufacturers and airlines. These investments are typically recouped through sale of replacement parts. Recovery of pricing concessions and design costs for each airframe's wheels and brakes is contingent on a number of factors but generally occurs prior to the end of the useful life of the particular aircraft. Price concessions on original wheel and brake equipment are not customary in the military market. Although manufacturers of military aircraft generally select only one supplier of wheels and brakes for each model, the government has approved at times the purchase of specific component replacement parts from suppliers other than the original supplier of the wheel and brake system.

PRODUCTS

AIRCRAFT BRAKING SYSTEMS. Aircraft Braking Systems is one of the world's leading manufacturers of wheels, steel and carbon brakes and anti-skid systems for commercial transport, general aviation and military aircraft. Since 1989, Aircraft Braking Systems has carefully directed its efforts toward expanding its presence in the commercial and general aviation segments of the aircraft industry, focusing particularly on high-cycle, medium- and short-range commercial aircraft and carbon equipped executive jets. As a result of this strategic focus, during this period, Aircraft Braking Systems has added approximately 1,500 medium- and short-range commercial aircraft to the portfolio of aircraft using its products. These aircraft typically make frequent landings and correspondingly require more frequent replacement of brake parts. The braking systems produced by Aircraft Braking Systems are either carbon or steel-based. While steel-based systems typically are sold for less than carbon-based systems, such systems generally require more frequent replacement because their steel brake pads tend to wear more quickly. The Company's commercial transport fleet continued to grow during the year ended December 31, 1998, due to an increase in the number of new aircraft entering service, as well as a slower than expected retirement rate of older aircraft. Airlines have responded to FAA regulatory noise abatement requirements by outfitting their older DC-9 fleets with engine hushkits and aircraft structural overhauls which effectively add fifteen years of service life to the aircraft. As of December 31, 1998, there were 787 DC-9 aircraft in service and engine hushkits have been installed and ordered for 496 aircraft. Airlines such as Northwest Airlines, Scandinavian Air Systems, Air Tran and Air Canada have opted for DC-9 life extension refurbishment programs for a portion of their fleet, to meet capacity needs. The Company expects to produce replacement parts for these aircraft over their remaining life.

Approximately 75% of Aircraft Braking Systems' revenues are derived from the sale of replacement parts. As of December 31, 1998, the Company's products had been installed on over 30,000 commercial transport, general aviation and military aircraft. Commercial transport aircraft include the DC-9, DC-10, Fokker FO-100/70, Fokker F-28, Canadair Regional Jet and Saab 340 on all of which Aircraft Braking Systems is the sole-source supplier. In addition, the Company supplies spare parts for the MD-80 program on a dual-source wheel and brake program.

Aircraft Braking Systems has been successful in having its wheels and brakes selected for use on a number of new high-cycle airframe designs. These aircraft include the Airbus A-320, A-321, Saab 2000 and the MD-90. Most recently, Aircraft Braking Systems has been successful in winning the CRJ-700 continuing its sole-source position on the Bombardier regional jets. Since its introduction in late 1992, Bombardier has received firm orders and options for over 1,000 Canadair Regional jets with approximately 290 aircraft currently in service. The CRJ-700 is a 70 passenger plane which is a stretch version of the 50 passenger Canadair Regional Jet. In addition, the Company is certified as a supplier of wheels and carbon brakes for the Airbus A-330 and A-340 wide-body jets.

Aircraft Braking Systems is one of two suppliers of wheels and carbon brakes on the Airbus A-321, the European consortium's 186-seat "stretch" version of its popular A-320 standard body twin-jet. Airbus has booked orders for over 250 A-321 aircraft. Of the 113 aircraft delivered to date, Aircraft Braking Systems has provided wheels and brakes for 69 of these aircraft.

Aircraft Braking Systems' brake control systems, which are integrated into a total braking system, are designed to minimize the distance required to stop an aircraft by controlling applied brake pressure to maximize the braking force while also preventing the wheels from locking and skidding. Of the three principal competitors in the wheel and brake industry, Aircraft Braking Systems, Allied Signal's Aircraft Landing Systems Division and the B.F. Goodrich Company, Aircraft Braking Systems is the only significant manufacturer of anti-skid systems providing approximately 15% of the total market. Because of the sensitivity of anti-skid systems to variations in brake performance, the Company's management believes that its braking system integration capability gives Aircraft Braking Systems a competitive advantage over its two largest competitors. Other products manufactured by the Company include helicopter rotor brakes and brake temperature monitoring equipment for various types of aircraft.

The following table shows the distribution of sales of aircraft wheels, brakes and anti-skid systems to total sales of the Company:

                                                   Year Ended                      Nine Months Ended
                                                   December 31,                      December 31,
                                                   ------------                      ------------
                                           1998                   1997                   1996
                                            --                     --                     --
       Wheels and brakes .......            80%                    80%                    81%
       Anti-skid systems .......             8%                     8%                     9%
                                            --                     --                     --
                Total ..........            88%                    88%                    90%
                                            ==                     ==                     ==

ENGINEERED FABRICS. The Company believes Engineered Fabrics is the largest aircraft fuel tank manufacturer in the world, serving approximately 90% of the worldwide general aviation and commercial transport market and over half of the domestic military market for such products. Engineered Fabrics' programs include new production or replacement parts programs for the U.S. Navy's F-18 C/D and E/F aircraft and F-14, F-15, F-16 and C-130 aircraft. Military helicopter fuel tank programs include the UH-60, SH-60, CH/MH-53 and RAH-66 platforms with Sikorsky, CH-47 with Boeing, and the V-22 with Bell/Boeing. Many of these platforms also utilize Engineered Fabrics iceguards for deicing and anti-icing of the rotor blades and inlets. Commercial helicopter applications include the Boeing MD-500 and 600 and the Bell 214ST and A/B609. During the year ended December 31, 1998, approximately 12% of the Company's total revenues were derived from sales made by Engineered Fabrics.

Fuel tanks, manufactured by combining multiple layers of coated fabrics and adhesives, are sold for use in commercial transport, military and general aviation aircraft. During the year ended December 31, 1998, sales of fuel tanks accounted for approximately 77% of Engineered Fabrics' total revenues. For military helicopter applications, Engineered Fabrics' fuel tanks feature encapsulated layers of rubber which expand in contact with fuel thereby sealing off holes or gashes caused by bullets or other projectiles penetrating the walls of the fuel tank. The Company manufactures crash-resistant fuel tanks for helicopters, military aircraft and race cars that significantly reduce the potential for fires, leaks and spilled fuel following a crash. Engineered Fabrics is the only known supplier of polyurethane fuel tanks for aircraft, which are substantially lighter and more flexible than their metal or nitrile counterparts and therefore cost-advantageous.

Iceguards manufactured by Engineered Fabrics are heating systems made from layered composite materials that are applied on engine inlets, propellers, rotor blades and tails. Encapsulated in the material are heating elements which are connected to the electrical system of the aircraft and, when activated by the pilot, the system provides the protection.

Engineered Fabrics also produces a variety of products utilizing coated fabrics such as oil containment booms, towable storage bladders, heavy lift bags and pillow tanks. Oil containment booms are air-inflated cylinders that are used to confine oil spilled on the high seas and along coastal waterways. Towable storage bladders are used for storage and transportation of the recovered oil after removal from the water. Heavy lift bags, often used in emergency situations, are inserted into tight spaces and inflated to lift heavy loads short distances. Pillow tanks are collapsible rubberized containers used as an alternative to steel drums and stationary storage tanks for the storage of liquids.

SALES AND CUSTOMERS

K & F sells its products to more than 175 airlines, airframe manufacturers, governments and distributors within each of the commercial transport, general aviation and military aircraft markets. Sales to the U.S. government represented approximately 14%, 12%, and 12% of total sales for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, respectively. No other customer accounted for more than 10% of total sales.

The following table shows the distribution of total Company revenues by respective market, as a percentage of total revenues:

                                                               Year Ended
                                                               December 31,                     Nine Months Ended
                                                      ----------------------------                 December 31 ,
                                                      1998                    1997                    1996
                                                      ----                    ----                    ----
       Commercial transport ......                     64%                     64%                     63%
       Military (U.S. and foreign)                     18%                     18%                     18%
       General aviation ..........                     18%                     18%                     19%
                                                      ---                     ---                     ---
          Total ..................                    100%                    100%                    100%
                                                      ===                     ===                     ===

COMMERCIAL TRANSPORT. Customers for the Company's products in the commercial transport market include most airframe manufacturers and major airlines. The Company's products are used on a broad range of large commercial transports (60 seats or more) and commuter aircraft (20 to 60 seats). Where multiple braking systems are certified for a particular aircraft, it is generally the airline and not the airframe manufacturer that decides which of the approved wheel and brake suppliers will originally equip such airline's fleet. Some of the Company's airline customers include American Airlines, Delta Air Lines, Alitalia, Japan Air Systems, Lufthansa, Swissair, Northwest Airlines, United Airlines, US Airways and Continental Airlines. The Company provides parts to the three largest commercial aircraft manufacturers; Boeing, Airbus and Bombardier.

MILITARY. The Company is the largest supplier of wheels, brakes and fuel tanks to the U.S. military and also supplies the militaries of many foreign governments. The Company's products are used on a variety of fighters, training aircraft, transports, cargo planes, bombers and helicopters. Some of the military aircraft using these products are the F-2 (formerly the FS-X), F-4, F-14, F-15, F-16, F-18, F-117A, A-10, B-1B, B2, C-130, C-130J and the C-141.
Substantially all of the Company's military products are sold to the Department of Defense, foreign governments or to airframe manufacturers including the Lockheed Martin Corporation ("Lockheed Martin"), Boeing, Sikorsky, Bell, Saab and AIDC. Brake control systems manufactured for the military are used on the F-16, F-117A, B-2, Panavia Toronado, British Aerospace Hawk, JAS- 39 and IDF aircraft.

GENERAL AVIATION. The Company believes it is the industry's largest supplier of wheels, brakes and fuel tanks for general aviation aircraft. This market includes personal, business and executive aircraft. Customers include airframe manufacturers, such as Gulfstream, Raytheon Aircraft, Learjet, Canadair, Cessna, Dassault and Israeli Aircraft Industries ("IAI"), and distributors, such as Aviall. Anti-skid systems are supplied by the Company to Gulfstream, Dassault and other aircraft manufacturers. General aviation aircraft using the Company's equipment exclusively include the Beech Starship and Beech 400 A/T series of aircraft, the Lear series 20, 30, 31A, 55 and 60, the Gulfstream G-I, G-II, G-III and G-IV, the IAI 1123, 1124, 1125 Astra, Astra SPX and Galaxy, the Raytheon Hawker Horizon and the Falcon 10, 100, 20, 200, 50 and 50EX.

FOREIGN CUSTOMERS

The Company supplies products to a number of foreign aircraft manufacturers, airlines and foreign governments. Substantially all sales to foreign customers are in U.S. dollars and, therefore, the impact of currency translations is immaterial to the Company. The following table shows sales of the Company to both foreign and domestic customers:

                                                                           Year Ended                     Nine Months Ended
                                                                           December 31,                     December 31,
                                                                     -----------------------                ------------
                                                                     1998               1997                   1996
                                                                     ----               ----                   ----
       Domestic sales.......................................          57%                57%                    57%
       Foreign sales........................................          43%                43%                    43%
                                                                     ----               ----                   ----
          Total.............................................         100%               100%                   100%
                                                                     ====               ====                   ====

INDEPENDENT RESEARCH AND DEVELOPMENT

The Company employs scientific, engineering and other personnel to improve its existing product lines and to develop new products and technologies in the same or related fields. At December 31, 1998, the Company employed approximately 167 engineers (of whom 30 held advanced degrees); approximately 27 of such engineers (including 13 holding advanced degrees) devoted all or part of their efforts toward a variety of projects including refining carbon processing techniques to create more durable braking systems, upgrading existing braking systems to provide enhanced performance, and developing new technologies to improve the Company's products.

The costs incurred relating to independent research and development for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, were $13.7 million, $10.9 million and $8.6 million, respectively.

PATENTS AND LICENSES

The Company has a large number of patents related to the products of its subsidiaries. While in the aggregate its patents are of material importance to its business, the Company believes no single patent or group of patents is of material importance to its business as a whole.

COMPETITION

The Company faces substantial competition from a few suppliers in each of its product areas. Its principal competitors that supply wheels and brakes are Allied Signal's Aircraft Landing Systems Division and the B.F. Goodrich Company. Both significant competitors are larger and have greater financial resources than the Company. The principal competitor for anti-skid systems is the Hydro-Aire Division of Crane Co. The principal competitors for fuel tanks are American Fuel Cell & Coated Fabrics Company and Aerazur of France, both owned by Zodiac S.A., a French Company.

BACKLOG

Backlog at December 31, 1998 and 1997 amounted to approximately $174.6 million and $172.7 million, respectively. Backlog consists of firm orders for the Company's products which have not been shipped. Approximately 90% of total Company backlog at December 31, 1998 is expected to be shipped during the year ending December 31, 1999, with the balance expected to be shipped over the subsequent two-year period. No significant seasonality exists for sales of the products manufactured by the Company.

Of the total Company backlog at December 31, 1998, approximately 21% was directly or indirectly for end use by the U. S. Government (the "Government"), substantially all of which was for use by the Department of Defense. For certain risks associated with Government contracts, see "Government Contracts" discussed below.

GOVERNMENT CONTRACTS

For the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, approximately 14%, 12%, and 12%, respectively, of the Company's total sales were made to agencies of the Government or to prime contractors or subcontractors of the Government.

All of the Company's defense contracts are firm, fixed-price contracts under which the Company agrees to perform for a predetermined price. Although the Company's fixed-price contracts generally permit the Company to keep unexpected profits if costs are less than projected, the Company does bear the risk that increased or unexpected costs may reduce profit or cause the Company to sustain losses on the contract. All domestic defense contracts and subcontracts to which the Company is a party are subject to audit, various profit and cost controls and standard provisions for termination at the convenience of the Government. Upon termination, other than for a contractor's default, the contractor will normally be entitled to reimbursement for allowable costs and to an allowance for profit. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the government.

Companies supplying defense-related equipment to the Government are subject to certain additional business risks peculiar to that industry. Among these risks are the ability of the Government to unilaterally suspend the Company from new contracts pending resolution of alleged violations of procurement laws or regulations. Other risks include a dependence on appropriations by the Government, changes in the Government's procurement policies (such as greater emphasis on competitive procurements) and the need to bid on programs in advance of design completion. A reduction in expenditures by the Government for aircraft using products of the type manufactured by the Company, or lower margins resulting from increasingly competitive procurement policies, or a reduction in the volume of contracts or subcontracts awarded to the Company or substantial cost overruns would have an adverse effect on the Company's cash flow and results of operations.

SUPPLIES AND MATERIALS

The principal raw materials used in the Company's wheel and brake manufacturing operations are steel, aluminum forgings and carbon compounds. In April 1997, the Company completed the construction of a 21,000 square foot expansion of its carbon manufacturing facility in Akron, Ohio, which facility substantially increased the Company's carbon production capacity. Steel and aluminum forgings are purchased from several sources. The principal raw materials used by Engineered Fabrics to manufacture fuel tanks and related coated fabric products are nylon cloth, forged metal fittings and various adhesives and coatings, whose formulae are internally developed and proprietary. The Company has not experienced any shortage of raw materials to date.

PERSONNEL

At December 31, 1998, the Company had 1,420 full-time employees, of which 951 were employed by Aircraft Braking Systems (458 hourly and 493 salaried employees) and 469 were employed by Engineered Fabrics (350 hourly and 119 salaried employees). All of Aircraft Braking Systems' hourly employees are represented by the United Auto Workers' Union and all of Engineered Fabrics' hourly employees are represented by the United Food and Commercial Workers' Union.

Aircraft Braking Systems' four-year contract with its union expires on May 31, 2002. Engineered Fabrics' three-year contract with its union expires on February 5, 2001.

PROPERTIES

United States Facilities. Aircraft Braking Systems and Engineered Fabrics operate two manufacturing facilities in the United States which are individually owned except as set forth below under "Akron Facility Arrangements." Aircraft Braking Systems' facility is located in Akron, Ohio, and consists of approximately 770,000 square feet of manufacturing, engineering and office space. Engineered Fabrics' facility is located in Rockmart, Georgia, and consists of approximately 564,000 square feet of manufacturing, engineering and office space. The Company believes that its properties and equipment are generally well-maintained, in good operating condition and adequate for its present needs.

Foreign Facilities. The Company occupies approximately 19,000 square feet of leased office and warehouse space in Slough, England under a lease expiring in 2020. The Company also maintains sales and service offices in Rome, Italy and Toulouse, France.

Akron Facility Arrangements. The manufacturing facilities owned by Aircraft Braking Systems are part of a larger complex formerly owned and operated by Loral Corporation and now owned by Lockheed Martin. Aircraft Braking Systems and Lockheed Martin have various occupancy and service agreements to provide for shared easements and services (including utility, sewer, and steam). In addition to the 770,000 square feet owned by Aircraft Braking Systems, the Company leases approximately 433,000 square feet of space within the Lockheed Martin complex and is subject to annual occupancy payments to Lockheed Martin. During the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, Aircraft Braking Systems made occupancy payments to Lockheed Martin of $1.8 million, $1.7 million and $1.2 million, respectively. Certain access easements and agreements regarding water, sanitary sewer, storm sewer, gas, electricity and telecommunication are perpetual. In addition, Lockheed Martin and Aircraft Braking Systems equally control Valley Association Corporation, an Ohio corporation, which was formed to establish a single entity to deal with the City of Akron and utility companies concerning governmental and utility services which are furnished to Lockheed Martin's and Aircraft Braking Systems' facilities.

LEGAL PROCEEDINGS

There are various lawsuits and claims pending against the Company incidental to its business. Although the final results in such suits and proceedings cannot be predicted with certainty, in the opinion of the Company's management, the ultimate liability, if any, will not have a material adverse effect on the Company.

                                   MANAGEMENT

Set forth below are the names, ages and positions of the directors and executive officers of the Company. All directors hold office until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualified, and all executive officers hold office at the pleasure of the Board of Directors. The following executive officers or directors of the Company are related by blood or marriage: Kenneth M. Schwartz is the nephew of Bernard L. Schwartz, Ronald H. Kisner's wife is the niece of Bernard L. Schwartz and John
R. Paddock's wife is the daughter of Bernard L. Schwartz. No other executive officer or director of the Company is related by blood, marriage or adoption.


       NAME                              AGE           POSITION(S)                        DIRECTOR SINCE
       ----                              ---           -----------                        --------------
       Bernard L. Schwartz*              73            Chairman of the Board
                                                       and Chief Executive                        1989
                                                       Officer
       David J. Brand**                  38            Director                                   1997
       Herbert R. Brinberg*              73            Director                                   1989
       Robert B. Hodes*                  73            Director                                   1997
       Ronald H. Kisner*                 50            Director and Secretary                     1989
       John R. Paddock*                  45            Director                                   1989
       A. Robert Towbin***               63            Director                                   1989
       Alan H. Washkowitz**              58            Director                                   1989
       Donald E. Fogelsanger             73            President
       Kenneth M. Schwartz               47            Executive Vice President
       Dirkson R. Charles                35            Chief Financial Officer


----------------------

*      Designated as director by BLS pursuant to the Stockholders Agreement.

** Designated as director by the Lehman Investors pursuant to the Stockholders Agreement.

*** Designated as independent director by BLS and the Lehman Investors pursuant to the Stockholders Agreement.

Mr. Bernard L. Schwartz has been Chairman and Chief Executive Officer of the Company since 1989. Mr. Schwartz has been Chairman and Chief Executive Officer of Loral Space & Communications Ltd. since April 1996. From 1972 to April 1996 Mr. Schwartz was Chairman and Chief Executive Officer of Loral Corporation. Mr. Schwartz is Chairman and Chief Executive Officer of Globalstar Telecommunications Ltd., Chairman and Chief Executive Officer of Space Systems/Loral, Inc., Chief Executive Officer of Globalstar, L.P., a Director of Reliance Group Holdings, Inc. and certain subsidiaries, a Director of First Data Corporation and a Trustee of New York University Medical Center.

Mr. Brand is a Managing Director of Lehman Brothers and a principal in the Global Mergers & Acquisitions Group, leading Lehman Brothers' Technology Mergers and Acquisitions business. Mr. Brand joined Lehman Brothers in 1987 and has been responsible for merger and corporate finance advisory services for many of Lehman Brothers' technology and defense industry clients. Mr. Brand is a director of L-3 Communications Corporation and L-3 Communications Holdings, Inc.


Dr. Brinberg has been President and Chief Executive Officer of Parnassus Associates International, a firm of consultants in the field of Information Management, since September 1989. Previously, he was President and Chief Executive Officer of Wolters Kluwer U.S. Corporation, a wholly owned subsidiary of Wolters Kluwer N.V. of the Netherlands, and its predecessor companies since 1978. He is also currently an Adjunct Professor of Management at Baruch College City University of New York.


Mr. Hodes is Counsel to the law firm of Willkie Farr & Gallagher with which he has been associated since 1949. He is a Director of W.R. Berkley Corporation, Crystal Oil Company, Globalstar Telecommunications, Ltd., LCH Investments N.V., Loral Space & Communications Ltd., Mueller Industries, Inc., Restructured Capital Holdings Ltd.
and R.V.I. Guaranty Co., Ltd.


Mr. Kisner was a member of the law firm of Chekow & Kisner, P.C., from 1984 to 1999, and is now employed by the Company. From 1973 to 1982, he was Associate General Counsel of APL Corporation, where he held such offices as Secretary, Vice President and Director. From 1982 to 1984, Mr. Kisner was a sole practitioner. Since January 1997, Mr. Kisner has been Secretary of the Company.


Dr. Paddock is a licensed psychologist who has maintained an independent practice of psychotherapy, assessment and consultation in Atlanta, Georgia since 1982. He has also been President of the Georgia Psychological Association (1993-1994), Director of Training for the Georgia School of Professional Psychology, Adjunct Associate Professor of Psychology at Emory University, Assistant Professor of Psychology at Kennesaw State College, and Southern Region Coordinator for National Employee Assistance Services. Currently, he is Visiting Associate Professor of

Psychology at Emory, and holds positions as Adjunct Clinical Assistant Professor in the Department of Psychiatry at Emory.

Mr. Towbin joined C. E. Unterberg Towbin (formerly known as Unterberg Harris) in September of 1995 as a Managing Director. From January 1994 to September 1995, he was President and Chief Executive Officer of the Russian-American Enterprise Fund and Vice Chairman of its successor fund, The U.S. Russia Investment Fund. Mr. Towbin was a Managing Director at Lehman Brothers from January 1987 until January of 1994. Mr. Towbin was Vice Chairman, Member of the Executive Committee and Director of L.F. Rothschild, Unterberg, Towbin Holdings, Inc. from 1986 to 1987 and from 1983 to 1986, Mr. Towbin was Vice Chairman. From 1977 to 1983 he was General Partner of L.F. Rothschild, Unterberg, Towbin and from 1959 to 1977, Mr. Towbin was General Partner of C.E. Unterberg, Towbin Co. Mr. Towbin is also a Director of Bradley Real Estate Inc., Gerber Scientific, Inc., Globalstar Telecommunications Ltd. and Globecomm Systems, Inc.


Mr. Washkowitz is a Managing Director of Lehman Brothers and head of the Merchant Banking Group, and is responsible for the oversight of Lehman Brothers Merchant Banking Portfolio Partnership L.P. Mr. Washkowitz joined Lehman Brothers in 1978 when Kuhn Loeb & Co. was acquired by Lehman Brothers. Mr. Washkowitz is currently a director of Illinois Central Corporation, L-3 Communications Corporation, McBride plc and Peabody Coal.

Mr. Fogelsanger has been President of the Company since January 1996. From April 1989 to January 1996, Mr. Fogelsanger was the President of Aircraft Braking Systems Corporation. From 1987 to 1989 he was President of Loral Corporation's Aircraft Braking Systems Division. From January 1986 to March 1987 he was Vice President and General Manager of Goodyear Aerospace Corporation's ABS division. From 1980 to 1986 he was General Manager of Goodyear's Aircraft Tire Operations. In 1968, Mr. Fogelsanger directed Goodyear's development of a crash-resistant fuel system for helicopters that was credited with saving hundreds of lives during the Vietnam War.
He joined Goodyear in 1951.

Mr. Kenneth M. Schwartz has been Executive Vice President of the Company since January 1996. From June 1989 to January 1996, Mr. Schwartz held the positions of Chief Financial Officer, Treasurer and Secretary. Previously he was the Corporate Director of Internal Audit for Loral Corporation since late 1987. From 1984 to 1987, Mr. Schwartz held the position of Director of Cost and Schedule Administration for Loral Electronic Systems. Prior to 1984, Mr. Schwartz held various other positions with Loral Electronic Systems and the accounting firm of Deloitte & Touche LLP.

Mr. Charles has been Chief Financial Officer of the Company since May 1996. From May 1993 to May 1996, Mr. Charles was the Controller of the Company. Previously he was the Manager of Accounting and Financial Planning. Prior to employment with the Company in 1989, Mr. Charles held various other positions with the accounting firm of Arthur Andersen & Co. LLP, which he joined in 1984.

EXECUTIVE OFFICERS OF AIRCRAFT BRAKING SYSTEMS
CORPORATION AND ENGINEERED FABRICS CORPORATION

Set forth below are the names, ages and positions of the executive officers of Aircraft Braking Systems and Engineered Fabrics. All executive officers hold office at the pleasure of their respective Board of Directors.


AIRCRAFT BRAKING SYSTEMS CORPORATION

                NAME                               AGE                                  POSITION
                ----                               ---                                  --------
          Ronald E. Welsch                         63                                  President
          Frank P. Crampton                        55                           Vice President-Marketing
          Richard W. Johnson                       55                    Vice President-Finance and Controller
          Daniel J. Steele                         54                       Vice President-Customer Support
          James J. Williams                        43                         Vice President-Manufacturing


ENGINEERED FABRICS CORPORATION

                NAME                               AGE                                  POSITION
          Roger C. Martin                          61                                  President
          Terry L. Lindsey                         54                           Vice President-Marketing
          Anthony G. McCann                        39                          Vice President-Operations
          John A. Skubina                          44                            Vice President-Finance


Mr. Welsch has been President of Aircraft Braking Systems Corporation since January 1996. From November 1994 to January 1996, Mr. Welsch held the positions of Executive Vice President and Chief Operating Officer. From September 1993 to November 1994, he was Executive Vice President. Prior to joining Aircraft Braking Systems, Mr. Welsch was General Manager of the GE 90 Commercial Engine program at General Electric Aircraft Engines and held various positions in management, including engineering, product support, marketing, product planning and program management, over the course of 26 years. Mr. Welsch started his aviation career at Douglas Aircraft in 1958 and joined Northrop Corporation in 1961. He entered the U.S. Marine Corp Aviation following graduation from Purdue University.

Mr. Crampton was named Vice President of Marketing at Aircraft Braking Systems in March 1987. He had been Director of Business Development for Goodyear Aerospace Corporation's Wheel and Brake Division since 1985. Prior to that assignment, he was the divisional manager of Program Operations since 1983. Mr. Crampton joined Goodyear in 1967. He became Section Manager in Commercial Sales in 1977, a product marketing manager in 1978 and Divisional Sales Manager in 1979. In August of 1982, he joined manufacturing as the manager of the manufacturing process organization. He also worked for NASA at the Johnson Space Center, Houston, Texas from 1963 to 1966.

Mr. Johnson has been Vice President of Finance and Controller at Aircraft Braking Systems since April 1989. From 1987 to 1989, he was Vice President of Finance and Controller of Loral Corporation's Aircraft Braking Systems Division. Prior to this assignment, he had spent 22 years with Goodyear Aerospace Corporation, including one year as the Controller of the wheel and brake division. Mr. Johnson joined Goodyear Aerospace Corporation in 1966. He became Manager of Accounting in 1979 for the Centrifuge Equipment Division of Goodyear Aerospace Corporation after holding various positions in the Defense Systems Division.

Mr. Steele was named Vice President of Customer Support in June 1998. From December 1996 through May 1998, Mr. Steele was Director of Customer Support. Prior to joining Aircraft Braking Systems, Mr. Steele held various management positions with General Electric Aircraft Engines from January 1974 through March 1993 in field service, customer support, program management, marketing and spare sales and support. From April 1993 through April 1995, Mr. Steele was Director Corporate Marketing for the AGES Group, ALP, and from May 1995 through November 1996 was Vice President for World Air Lease Inc.. Mr. Steele commenced his aviation career with The Boeing Company in 1967 as an experimental flight test mechanic, and from 1969 through 1973 was a maintenance supervisor with American Airlines.

Mr. Williams was named Vice President of Manufacturing at Aircraft Braking Systems in May 1992. He had been Director of Manufacturing since joining Aircraft Braking Systems in September 1989. Previously from April 1985 to August 1989, he was Branch Manager of Refurbishment Operations at United Technologies responsible for the refurbishment process of the Solid Rocket Boosters on the Shuttle Program. Mr. Williams started his aviation career in 1975 in the Air Force as a Hydraulic Systems Specialist. He was Superintendent, Manufacturing at Fairchild Republic Company from 1979 to 1983, followed by Manager, B-1B Manufacturing Operations at Rockwell International Corporation from 1983 to 1985.

Mr. Martin has been President of Engineered Fabrics Corporation since 1987. From June 1984 until 1987, he was General Manager of GAC's Engineered Fabrics Division. Mr. Martin has been continuously employed by Goodyear, GAC, Loral Corporation and K & F for the past 37 years. Other positions Mr. Martin held with Goodyear include General Manager, Program Manager and a number of research positions. He holds a patent for elastomeric protective coating for metal storage reels.

Mr. Lindsey has served as Vice President of Business Development since 1989. He has been with Goodyear Aerospace Corporation, Loral Corporation and K & F since 1977. Prior to this he had 12 years of federal service with the US Army. He joined GAC as Contract Administrator of the Industrial Brake Operation in Berea, Kentucky, and transferred to Engineered Fabrics in 1979 as Manager of Contracts.

Mr. McCann has been Vice President of Operations at Engineered Fabrics Corporation since June 1993. Prior to that, he was Manager of Production Support from April 1990 to June 1993. He joined Engineered Fabrics Corporation in August 1988 as Manager of Production. From January 1984 to August 1988, Mr. McCann worked for Aircraft Braking Systems as Manager of Manufacturing Engineering, Manager of Assembly and as a Manufacturing Engineer.

Mr. Skubina has been Vice President of Finance and Administration since February 1991. Prior to that, he was made Vice President of Finance on April 1, 1990. He joined Engineered Fabrics Corporation in 1988 as Accounting Manager. From 1985 until 1988, Mr. Skubina was the Assistant Controller and Controller of MPD, a division of M/A-Com.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996 (the "Transition Period"), paid to the chief executive officer and each of the other four most highly compensated executive officers of the Company and the Company's subsidiaries.


                                                            Annual                     Long-Term
                                                         Compensation                 Compensation
                                               -------------------------------  -------------------------
                                     Fiscal                                                                      All other
                                    Year or                                       Options           LTIP          Compen-
                                     Tran-          Salary            Bonus       Granted         Payouts        sation(a)
Name and Principal Position         sition            ($)              ($)          (#)             ($)             ($)
                                    Period *
----------------------------------------------------------------------------------------------------------------------------
Bernard L. Schwartz                   1998        2,070,782(b)      5,055,300          --              --             --
Chairman of the Board and             1997        1,440,000(b)      1,553,200          --              --             --
Chief Executive Officer               1996*       1,477,426(b)      1,247,000          --              --             --

Kenneth M. Schwartz                   1998          265,154           160,000       1,500          45,000          5,532
Executive Vice President of           1997          494,038(b)        150,000       2,500          28,333          5,237
K & F Industries, Inc.                1996*         274,231(b)        106,000          --          13,333         19,331

Donald E. Fogelsanger                 1998          244,500           130,000          --          48,333         35,636
President of  K & F Industries,       1997          216,000           125,000       2,500          30,000         34,519
Inc.                                  1996*         170,769           115,000          --          13,333         42,369

Ronald E. Welsch                      1998          207,264            95,000          --          35,333         28,230
President of Aircraft Braking         1997          192,500           185,000       2,500          22,000         27,473
Systems Corporation                   1996*         145,308            60,000          --          10,000         25,997

Roger C. Martin                       1998          153,229            77,000          --          27,333         29,238
President of Engineered               1997          148,059            49,000       1,500          17,333         28,266
Fabrics Corporation                   1996*         109,757            30,000          --           8,333         27,229


(a) Includes the following: (i) Company contributions to individual 401(k) plan accounts for the years ended December 31, 1998 and 1997, and the Transition Period, respectively: Mr. K. Schwartz - $4,517, $4,275, and $2,414; Mr. Fogelsanger - $4,517, $4,275, and $3,054; Mr. Welsch - $4,592, $4,078 and
     $3,084; Mr. Martin - $4,610, $3,927 and $3,442; (ii) the value of supplemental life insurance programs for the years ended December 31, 1998 and 1997 and the Transition Period, respectively: Mr. K. Schwartz - $1,015, $962 and $16,917; Mr. Fogelsanger - $31,119, $30,244 and $39,315; Mr.
     Welsch - $23,638, $23,395 and $22,913; Mr. Martin - $24,628, $24,339 and
     $23,787.


(b) The Company has an Advisory Agreement with BLS which provides for the payment of an aggregate of $200,000 per month of compensation to BLS and persons designated by him. BLS designated that $250,000 and $100,000 of the aggregate annual advisory fee be paid to Kenneth M. Schwartz, which is included in his salary for the year ended December 31, 1997 and the Transition Period, respectively.

                        OPTION GRANTS IN LAST FISCAL YEAR

The following sets forth information relating to the grant of stock options by the Company during the year ended December 31, 1998 to the named executive officers. The Company has two stock option plans which provide for the grant of non-qualified or incentive stock options to acquire a total of 100,000 authorized but unissued shares of common stock. None of the Company's stock is publicly traded. The options granted are exercisable in four equal installments on the second, third, fourth and fifth anniversaries of the date of grant, and shall remain exercisable until expiration of the option, 10 years from the date of the grant.


----------------------------------------------------------------------------------------------------------------------------
                                                                                                     Potential Realizable
                                                                                                       Value at Assumed
                                                                                                        Annual Rates of
                                                                                                          Stock Price
                                                                                                        Appreciation for
                                         Individual Grants                                                Option Term
----------------------------------------------------------------------------------------------------------------------------
                                                 % of Total
                                                  Options
                                                 Granted to       Exercise
                                                 Employees        or Base
                                 Options         in Fiscal         Price         Expiration
Name                             Granted          year (%)         ($/Sh)           Date             5% ($)             10% ($)
                                   (#)
                                 ----------------------------------------------------------------------------------------------
Kenneth M. Schwartz               1,500             12.7           175.00         10/02/08           165,085            418,357

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTIONS VALUES

The following sets forth information as to the exercise of stock options during the year ended December 31, 1998 and the value of unexercised stock options at year-end.

                                                                                                               Value of
                                                                                     Number of                Unexercised
                                                                                    Unexercised              In-the-Money
                                                                                     Options at               Options at
                                                                                     FY-End (#)              FY-End ($)(1)
                                            Shares
                                         Acquired on            Value               Exercisable/             Exercisable/
                Name                     Exercise (#)       Realized ($)           Unexercisable             Unexercisable
--------------------------------------------------------------------------------------------------------------------------------
Bernard L. Schwartz                           0                   0                     0/0                       0/0

Kenneth M. Schwartz                           0                   0                   0/4,000                     0/0

Donald E. Fogelsanger                         0                   0                   0/2,500                     0/0

Ronald E. Welsch                              0                   0                   0/2,500                     0/0

Roger C. Martin                               0                   0                   0/1,500                     0/0
--------------------------------------------------------------------------------------------------------------------------------

(1) None of the Company's stock is currently publicly traded. All options were granted at an exercise price of $175.00 per share based upon the implied value of the capital stock retained by BLS and the Lehman Investors following the Recapitalization.


LONG-TERM INCENTIVE PLAN AWARDS

Under the Company's long-term incentive plan designed to provide an incentive to encourage attainment of Company objectives and retain and attract key executives of the Company, a limited number of persons participate in a Deferred Bonus Plan. Under the terms of the plan, generally no awards are allocated to any participant unless the Company has achieved at least a 10% growth in earnings before interest, taxes and amortization over the prior fiscal year. Awards vest and are paid (unless deferred by recipient direction) in three equal annual installments starting on January 15th following each fiscal year-end. All amounts not vested are forfeited upon termination of employment for any reason other than death or disability prior to the vesting date. The following awards were earned for the individuals named in the Summary Compensation Table during the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, respectively: Mr. K. Schwartz $60,000, $50,000 and $50,000; Mr.
Fogelsanger $55,000, $55,000 and $55,000; Mr. Welsch $50,000, $45,000 and
$40,000; and Mr. Martin $32,000, $30,000 and $30,000.

THE RETIREMENT PLAN

The Company established, effective May 1, 1989, as amended, the K & F Industries Retirement Plan for Salaried Employees (the "Company Retirement Plan"), a defined benefit pension plan. The Company has received a favorable determination letter from the Internal Revenue Service that the Company Retirement Plan is a qualified plan under the Internal Revenue Code. The terms of the Company Retirement Plan are as follows: a non-contributory benefit and a contributory benefit. The cost of the former is borne by the Company; the cost of the latter is borne partly by the Company and partly by the participants. Salaried employees who have completed at least six months of service and satisfied a minimum earnings level are eligible to participate in the contributory portion of the Company Retirement Plan; salaried employees become participants in the non-contributory portion on their date of hire. The Plan provides a benefit of $20.00 per month for each year of credited service. For participants who contribute to the Plan, in addition to the benefit of $20.00 per month for each year of credited service, the Plan provides an annual benefit equal to the greater of: 60% of the participant's aggregate contributions; or, average compensation earned (while contributing) during the last 10 years of employment in excess of 90% of the Social Security Wage Base amount multiplied by: (a) 2.4% times years of continuous service up to 10, plus, (b) 1.8% times additional years of such service up to 20, plus, (c) 1.2% times additional years of such service up to 30, plus, (d) 0.6% times all additional such service above 30 years.

Effective January 1, 1990, the Plan was amended for eligible employees of K & F Industries and Aircraft Braking Systems to provide an annual benefit equal to
(a) the accrued benefit described above as of December 31, 1989, plus (b) a non-contributory benefit for each year of credited service after January 1, 1990, of 0.7% of annual earnings up to the Social Security Wage Base or $288, whichever is greater, plus (c) for each year of continuous service on and after January 1, 1990, a contributory benefit of (i) for 14 years of continuous service or less, 1.05% of annual earnings between $19,800 and the Social Security Wage Base plus 2.25% of annual earnings above the Social Security Wage Base, and (ii) for more than 14 years of continuous service, 1.35% of annual earnings between $19,800 and the Social Security Wage Base plus 2.65% of annual earnings above the Social Security Wage Base. In no event will the amount calculated in (c) above be less than 60% of the participant's aggregate contributions made on and after January 1, 1990. Benefits are payable upon normal retirement age at age 65 in the form of single life or joint and survivor annuity or, at the participant's option with appropriate spouse consent, in the form of an annuity with a term certain. A participant who has (a) completed at least 30 years of continuous service, (b) attained age 55 and completed at least 10 years of continuous service, or (c) attained age 55 and the combination of such participant's age and service equals at least 70 years, is eligible for early retirement benefits. If a participant elects early retirement before reaching age 62, such benefits will be reduced except that the non-contributory benefits of a participant with at least 30 years of credited service will not be reduced. In addition, employees who retire after age 55 but before age 62 with at least 30 years of service are entitled to a supplemental non-contributory benefit until age 62. Annual benefits under the Company Retirement Plan are subject to a statutory ceiling of $130,000 per participant. Participants are fully vested in their accrued benefits under the Company Retirement Plan after five years of credited service with the Company.


The individuals named in the Summary Compensation Table also participate in a supplemental plan which generally makes up for certain reductions in such benefits caused by Internal Revenue Code limitations. Estimated annual benefits upon retirement for these individuals who are participants in the amended plan of K & F and Aircraft Braking Systems and the supplemental plan are $224,000 for Mr. K. Schwartz; $135,000 for Mr. Fogelsanger; and $39,000 for Mr. Welsch. BLS does not participate in either plan. The retirement benefits have been computed on the assumption that (a) employment will be continued until normal retirement at age 65 or current age if greater; (b) current levels of creditable compensation and the Social Security Wage Base will continue without increases or adjustments throughout the remainder of the computation period; and (c) participation in the contributory portion of the plan will continue at current levels. The Company has a similar plan at Engineered Fabrics in which Mr. Martin participates. Estimated annual benefits for Mr. Martin are $96,000 using the assumptions in (a), (b) and (c) above.

For purposes of eligibility, vesting and benefit accrual, participants receive credit for years of service with Loral Corporation and Goodyear. At retirement, retirement benefits calculated according to the benefit formula described above are reduced by any retirement benefits payable from The Goodyear Tire & Rubber Company Retirement Plan For Salaried Employees.

COMPENSATION OF DIRECTORS

The Board of Directors held three meetings during the year ended December 31, 1998. Members of the Board of Directors are entitled to receive a director's fee of $12,000 per year. Messrs. Brand and Washkowitz did not receive compensation for services as a director during the year ended December 31, 1998. All directors are reimbursed for reasonable out-of-pocket expenses incurred in that capacity. During the year ended December 31, 1998, Messrs. Brinberg, Hodes, Paddock and Towbin each received stock options for 1,000 shares and Mr. Kisner received stock options for 900 shares.

ADVISORY AGREEMENT

The Company has an Advisory Agreement with BLS which provides for the payment of an aggregate of $200,000 per month of compensation to BLS and persons designated by him. Such agreement will continue until BLS dies or is disabled or ceases to own a specified number of shares of common stock of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company has not in the past used a compensation committee to determine executive officer compensation. The payments to BLS, the Company's Chairman and Chief Executive Officer, are paid in accordance with the Advisory and Stockholders Agreements. All other executive compensation decisions are made by BLS in accordance with policies established in consultation with the Board of Directors.

                               SECURITY OWNERSHIP


The following table sets forth the ownership of the capital stock of the Company as of December 31, 1998.


                                                                              Number of Shares           Percentage
                                                                                   of                   Ownership of
                                                                               Common Stock            Capital Stock
                                                                               ------------            -------------
Bernard L. Schwartz................................                               370,199                  50.00%
*Lehman Brothers Merchant Banking
  Portfolio Partnership L.P.(a)....................                               180,228                  24.34
*Lehman Brothers Offshore Investment
  Partnership L.P.(b)..............................                                48,880                   6.60
*Lehman Brothers Offshore Investment
  Partnership - Japan L.P. (b).....................                                18,591                   2.51
*Lehman Brothers Capital Partners II,
  L.P.(c)..........................................                               122,500                  16.55
                                                                                  -------                  -----
                                                                                  740,398                 100.00%
                                                                                  =======                 ======

----------------

*Collectively referred to as the "Lehman Investors."
(a) LBI Group Inc. is the general partner of the limited partnership and is an indirect wholly owned subsidiary of Lehman Brothers Holdings Inc. ("LBH").
(b) Lehman Brothers Offshore Partners Ltd. is the general partner of the limited partnership and is an indirect wholly owned subsidiary of LBH.
(c) LBH is the general partner of the limited partnership. The limited partnership is a fund for current and former employees of LBH.

STOCKHOLDERS AGREEMENT

In connection with the Recapitalization, BLS and the Lehman Investors (collectively, the "Stockholders") entered into a Stockholders Agreement (the "Stockholders Agreement") dated as of October 15, 1997. The Stockholders Agreement contains certain restrictions with respect to the transferability of the Company's capital stock, subject to certain exceptions. The Stockholders Agreement also includes provisions regarding designation of members of the Board of Directors and other voting arrangements. The Stockholders Agreement will terminate at such time as more than 75% of the shares of common stock and shares of common stock issuable upon the exercise of options or rights to acquire common stock or upon conversion of convertible securities (collectively, "Common Equivalents") then outstanding have been sold pursuant to one or more public offerings, except that the registration rights continue as to any common stock held by the Stockholders as long as they own their shares, and the voting provisions contained in the Stockholders Agreement terminate on October 15, 2007.

The Stockholders Agreement provides that the Company's Board of Directors be comprised initially of nine directors. Under the Stockholders Agreement, BLS is entitled to appoint five directors, the Lehman Investors are entitled to appoint three directors and BLS and the Lehman Investors are entitled to designate jointly one independent director. Upon the death, retirement or resignation as Chairman or Chief Executive Officer or permanent disability of BLS, the Lehman Investors and the BLS Group (as defined in the Stockholders Agreement) will each be entitled to designate 50% of the members of the Board of Directors. The Company's by-laws provide for so long as there is a director designated by the Lehman Investors, certain corporate actions will require the vote of at least one director designated by the Lehman Investors, including (with certain exceptions) (i) mergers, consolidations or recapitalization, (ii) issuances of capital stock (iii) repurchases of and dividends on capital stock, (iv) issuance of employee options to purchase more than 50,000 shares of capital stock, (v) dissolution or liquidation of the Company, (vi) acquisition, sale or exchange of assets in excess of $5 million, (vii) the incurrence of debt or liens in excess of $10 million in the aggregate, (viii) the making of loans, investments or capital expenditures in excess of $10 million in each case in any single year,
(ix) transactions with affiliates, (x) prepayments of or amendments to any amount of financing in excess of $10 million, (xi) amendment of the Charter and By-laws of the Company, (xii) engaging in new businesses or ventures and (xiii) certain employee compensation and other matters.

The Stockholders Agreement provides that any time after the earlier of (i) the fifth anniversary of the Recapitalization, (ii) six months following the death of BLS or (iii) upon the resignation or retirement of BLS as Chairman or Chief Executive Officer; either the BLS Group or the Lehman Investors (the "Put Party") may request an appraisal of the value of the capital stock of the Company (the "Appraised Value") and may notify the other party of its desire to sell all of its and its transferees' capital stock for a pro rata share of such Appraised Value. The other party may elect to purchase such capital stock, arrange for the purchase of such capital stock by a third party or notify the Put Party that it does not intend to purchase, or arrange for the purchase by a third party of, such capital stock. If the other party is unable or chooses not to arrange for and consummate the purchase of such capital stock, the BLS Group and the

Lehman Investors shall cause the Company to be sold as an entirety if such sale can be arranged for a price at least equal to the Appraised Value (subject to reduction by no more than 10% under specified circumstances). Any sale of the Company as an entirety shall include all Stockholders and the proceeds thereof shall be allocated among the Stockholders in accordance with their stock ownership.

Notwithstanding other restrictions on transfer set forth in the Stockholders Agreement, from and after March 3, 2001, the Lehman Investors will have the right to transfer capital stock to a third party, subject to specified conditions. The put-sale rights of the Lehman Investors described above and the rights of the Lehman Investors to designate 50% of the members of the Board of Directors upon the death, retirement, resignation or disability of BLS will terminate upon any such transfer.

The Stockholders Agreement provides certain first offer and tag-along rights with respect to certain transfers and common stock or Common Equivalents.

The Stockholders Agreement grants the Stockholders demand and incidental registration rights with respect to shares of capital stock held by them, which rights will be exercisable at any time after an initial public offering of the Company's common stock approved by the Board of Directors. The Stockholders Agreement contains customary terms and provisions with respect to such registration rights.

                              CERTAIN TRANSACTIONS

GENERAL

BLS owns 50% of the capital stock of the Company and pursuant to the Stockholders Agreement has the right to designate a majority of the Board of Directors of the Company. In addition, BLS serves as Chairman of the Board of Directors and Chief Executive Officer of the Company and devotes such time to the business and affairs of the Company as he deems appropriate. BLS is also Chairman and Chief Executive Officer of Loral Space & Communications Ltd. ("Loral Space"). Because BLS is Chairman of the Board of Directors and has the right to designate a majority of the Directors to the Board of the Company, he has operating control of the Company.

The Company has an Advisory Agreement with BLS which provides for the payment of an aggregate of $200,000 per month of compensation to BLS and persons designated by him in exchange for acting as directors and providing advisory services to the Company and its subsidiaries. Such agreement will continue until BLS dies or is disabled or ceases to own a specified number of shares of common stock of the Company.

The Company has a bonus plan pursuant to which the Company's Board of Directors awards bonuses to BLS ranging from 5% to 10% of earnings in excess of $50 million before interest, taxes and amortization. Bonuses earned under this plan were $5,055,300, $1,553,200 and $1,247,000 for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, respectively.


Pursuant to a financial advisory agreement between Lehman Brothers and the Company, Lehman Brothers acts as exclusive financial adviser to the Company. The Company pays Lehman Brothers customary fees for services rendered on an as-provided basis. The Agreement may be terminated by the Company or Lehman Brothers upon certain conditions. During the year ended December 31, 1997 and the nine months ended December 31, 1996, Lehman Brothers received underwriting discounts and commissions of $4.6 million and $2.6 million in connection with the offering of the 9 1/4% Notes and 10 3/8% Notes, respectively. In connection with the tender offer component of the Recapitalization, Lehman Brothers received a customary fee for acting as Dealer Manager and Solicitation Agent. In addition, one or more affiliates of Lehman Brothers received underwriting commissions of $4.7 million in connection with the Credit Facility. The Lehman Investors own 50% of the outstanding capital stock of the Company and are entitled to elect three directors (in addition to one independent director jointly designated by BLS and the Lehman Investors) to the Company's Board of Directors. The Lehman Investors have the benefit of certain additional rights under the Stockholders Agreement and the Company's By-laws.


In May 1996, the Company purchased $343,000 principal amount of 13 3/4% Debentures from A. Robert Towbin, who is a director of the Company and who is managing director of C. E. Unterberg Towbin. The Company purchased such 13 3/4% Debentures at a price of 103.65% of the principal thereof plus accrued interest. In May 1996, the 13 3/4% Debentures were callable at a price of 103.75% of the principal amount thereof. In connection with the Recapitalization, the Company paid C. E. Unterberg Towbin a fee of $1.0 million for investment banking services.


The Company has paid Ronald H. Kisner, who is Secretary and a member of the Board of Directors of the Company, a monthly retainer of $6,000 for legal services. In addition, Mr. Kisner received bonuses and other compensation of $78,000, $176,000 and $41,000 during the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, respectively. Mr. Kisner also received stock options for 900 and 1,750 shares during the years ended December 31, 1998 and 1997, respectively. As of January 1999, Mr. Kisner is employed by the Company.


Pursuant to agreements between the Company and Loral Space (of which BLS is Chairman and Chief Executive Officer), the Company reimburses Loral Space for benefits administration and legal services. The related charges agreed upon were established to reimburse Loral Space for actual costs incurred without profit or fee. The Company believes the arrangements are as favorable to the Company as could have been obtained from unaffiliated parties. Payments to Loral Space were $0.7 million, $0.5 million and $0.2 million for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, respectively. Included in accounts payable at December 31, 1998 and 1997 is $0.1 million and $0.3 million, respectively.

In connection with the Recapitalization, the Company paid Loral Space $80.6 million for the redemption of its 22.5% equity interest in the Company.


                       DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

     In connection with the Recapitalization, the Company and the Lenders entered into a credit facility, with Aircraft Braking Systems and Engineered Fabrics as borrowers (each, a "Borrower" and together, the "Borrowers") on the terms and subject to the conditions set forth below. The Credit Facility consists of Term Loans in an aggregate principal amount of $300.1 million at December 31, 1998 and a Revolving Loan in an aggregate principal amount of up to $50.0 million. The Term Loans are comprised of Term Loan A in the principal amount of $49.4 million and Term Loan B in the principal amount of $250.7 million. The obligations under the Credit Facility are secured by a lien on substantially all of the assets of the Borrowers and are guaranteed by the Company. Such guarantee is secured by a pledge of all the issued and outstanding stock of the Borrowers and intercompany notes held by the Company.


     Term Loan A is repayable over a six-year period in 21 quarterly installments of $125,000 and, thereafter, four quarterly installments of $11,843,750. Term Loan B is repayable over an eight-year period in 28 quarterly installments of $250,000 and, thereafter, three quarterly installments of $66.25 million and, thereafter, one quarterly installment of $46.25 million. The Company is required to make mandatory prepayments in the event of certain asset sales, upon the incurrence of additional indebtedness and from a portion of excess cash flow. Up to $20 million of the Revolving Loan is available for standby and commercial letters of credit. The Revolving Loan commitment will terminate on October 15, 2003.

     Borrowings under the Credit Facility bear interest, at the option of the Borrowers, at a rate equal to (a) the highest of (i) the publicly announced prime rate of Citibank, N.A. ("Citibank"), (ii) the secondary market rate for three-month certificates of deposit plus 1% and (iii) the federal funds rate plus 1/2 of 1%, plus an applicable margin or (b) the rate at which eurodollar deposits for one, two, three or six months (as selected by the Borrowers) are offered in the interbank eurodollar market plus an applicable margin. Overdue amounts under the Credit Facility bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2% per annum.

     The Company paid LCPI, an affiliate of the Lehman Investors, a commitment fee for the period from the date of the commitment letter to the closing of the Credit Facility and certain upfront fees. In addition, the Company is obligated to pay a quarterly commitment fee initially equal to 1/2 of 1% per annum of the unused portion of the Revolving Loan commitment of $50.0 million, provided that such commitment fee will decrease to 3/8 of 1% per annum if the consolidated leverage ratio is less than 5.0 to 1 but greater than or equal to 4.5 to 1 and will decrease to 1/4 of 1% per annum if the consolidated leverage ratio is less than 4.5 to 1. The Company is also obligated to pay a commission on all outstanding letters of credit in the amount of an applicable margin then in effect with respect to eurodollar loans as well as fronting fees on the face amount of each letter of credit.

     The Credit Facility contains customary representations and warranties, covenants and conditions to borrowing. There can be no assurance that the conditions to borrowing under the Credit Facility will be satisfied.

     The Credit Facility contains a number of negative covenants that limit the Company's subsidiaries from, among other things, incurring other indebtedness, entering into merger or consolidation transactions, disposing of all or substantially all of their assets, making certain restricted payments, creating any liens on the Borrowers' assets, creating guarantee obligations and material lease obligations and entering into sale and leaseback transactions and transactions with affiliates. In addition, the Credit Facility limits the ability of the Company to redeem the Notes.

     The Credit Facility also requires the maintenance of certain quarterly financial and operating ratios, including: (i) a consolidated cash interest coverage ratio, (ii) a subsidiary cash interest coverage ratio and (iii) a consolidated leverage ratio. Capital expenditures are limited to $20.0 million in fiscal 1997 and 1998 and $17.0 million in any fiscal year thereafter. In addition, the Credit Facility requires the Company to maintain a specified minimum consolidated adjusted net worth.

     The Credit Facility also contains customary events of default, including default upon the nonpayment of principal, interest, fees or other amounts or the occurrence of a change of control.

     The Company used funds initially drawn under the Credit Facility to refinance indebtedness under a prior credit agreement, which terminated upon the completion of the offering and sale of the Old Notes, and, together with the net proceeds from the issuance of the Old Notes, to fund the Recapitalization.

SETTLEMENT AGREEMENT

     On October 15, 1997, the Company entered into the Settlement Agreement with the Pension Benefit Guaranty Corporation (the "PBGC") regarding payment of the Company's unfunded pension liabilities. Pursuant to the Settlement Agreement, the Company contributed to its pension plans $4.5 million in 1997 and now makes scheduled contributions to its pension plans equal to the minimum amount of cash required under statutory funding obligations. In order to secure performance of its obligations under the Settlement Agreement, the PBGC holds a $4.5 million letter of credit for the benefit of the pension plans and the Company granted the PBGC a second lien on the same assets securing the Credit Facility.

                            DESCRIPTION OF THE NOTES

GENERAL


     The Notes were issued pursuant to an Indenture (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee").


     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference Indenture, including the definitions therein of certain terms used below. A copy of each of the Indenture and Registration Rights Agreement is available as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

     The Notes rank senior to or pari passu in right of payment with all subordinated Indebtedness of the Company. The Notes are subordinated in right of payment to all Senior Indebtedness of the Company, including all obligations of the Company under the Credit Facility.

     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $185.0 million and will mature on October 15, 2007. Interest on the Notes accrues at the rate of 9 1/4% per annum and is payable semi-annually in arrears, in cash on April 15 and October 15, commencing on April 15, 1998, to Holders of record on the immediately preceding April 1 and October 1. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Company are required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes are issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Notes are not redeemable at the Company's option prior to October 15, 2002. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

         YEAR                                                                                       PERCENTAGE
         ----                                                                                       ----------
         2002.......................................................................................104.625%
         2003.......................................................................................103.083%
         2004.......................................................................................101.542%
         2005 and thereafter........................................................................100.000%

         Notwithstanding the foregoing, on or prior to October 15, 2000, the Company may redeem up to an aggregate of $65.0 million in aggregate principal amount of Notes at a redemption price of 109.25% of the principal amount thereof, in each case plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of one or more underwritten public offerings of common stock of the Company; provided that at least $120.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 45 days of the date of the closing of such underwritten public offering of common stock of the Company.

SELECTION AND NOTICE

         If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

         Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

         Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment Date"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

         On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of the Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

         The Credit Facility limits the ability of the Company to purchase any Notes and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  Asset Sales

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 70% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets and (y) any notes, securities or other obligations received by the Company or any such Subsidiary from such transferee that are immediately (subject to normal settlement periods) converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

         The Company may apply such Net Proceeds, at its option, within 360 days after the receipt of any Net Proceeds from an Asset Sale, (a) to permanently reduce (x) Senior Indebtedness or (y) Indebtedness of the Company's Subsidiaries or (b) to invest in the business or businesses of the Company or any of its Subsidiaries or any business directly related to any business then conducted by the Company or any of its Subsidiaries or any business related to the aircraft industry or used for working capital purposes. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Revolving Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

SUBORDINATION

         The payment of principal of, premium, if any, and interest on the Notes is subordinated in right of payment as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter.

         Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing under the New Credit Facility subsequent to an event of bankruptcy whether or not such interest is an allowed claim in such proceeding) shall first be paid in full in cash or Cash Equivalents, or payment provided for in cash or Cash Equivalents, before the Holders or the Trustee on behalf of the Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Notes, or to acquire or redeem any of the Notes for cash or property (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for such securities). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the Notes upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash or Cash Equivalents after giving effect to any concurrent payment, distribution or provision therefor, to or for the holders of such Senior Indebtedness.

         If any default in the payment of any principal of or interest on any Senior Indebtedness outstanding under any Specified Senior Indebtedness or any Designated Senior Indebtedness when due and payable, whether at maturity, upon any redemption, by declaration or otherwise, occurs and is continuing, no payment shall be made by the Company with respect to the principal of, premium, if any, or interest on, or other amounts owing with respect to, the Notes or to redeem or acquire any of the Notes for cash or property or otherwise. If any event of default occurs and is continuing under any Designated Senior Indebtedness other than a default in payment of the principal of or interest on any Designated Senior Indebtedness (or if such an event of default would occur upon any payment of any kind or character with respect to the Notes), as such event of default is defined in such Designated Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof and if the holder or holders or a representative of such holder or holders gives written notice of the event of default to the Company and the Trustee (a "Default Notice"), then, unless and until such event of default has been cured or waived or has ceased to exist or the Trustee receives notice from the holder or holders of the relevant Designated Senior Indebtedness (or a representative of such holder or holders) terminating the Blockage Period (as defined below), during the 179 day period after the delivery, of such Default Notice (the "Blockage Period"), the Company, or any person acting on its behalf shall not, (x) make any payment or distribution of or with respect to the principal of, premium, if any, or interest on, or other amounts owing with respect to the Notes, or (y) acquire any of the Notes for cash or property or otherwise. At the expiration of such Blockage Period, the Company shall, as set forth in the Indenture, promptly pay to the Trustee all sums which the Company would have been obligated to pay during such Blockage Period but for this paragraph. Only one such Blockage Period may be commenced with any 360 consecutive days. For all purposes of this paragraph, no event of default which existed or was continuing with respect to the Designated Senior Indebtedness to which the Blockage Period relates on the date such Blockage Period commenced shall be or be made the basis for the commencement of any subsequent Blockage Period by the holder or holders of such Designated Senior Indebtedness (or a representative of such holder or holders) unless such event of default is cured or waived for a period of not less than 90 consecutive days.

         The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

         As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. As of December 31, 1998, the principal amount of Senior Indebtedness outstanding was approximately $300.1 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

CERTAIN COVENANTS

  Restricted Payments

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock), dividends or distributions payable to the Company or any Subsidiary of the Company or dividends or distributions payable by a Subsidiary of the Company to its shareholders on a pro rata basis);
(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at stated maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

                  (b) with respect to Restricted Payments described in clauses
         (i) and (ii) of the immediately preceding paragraph, the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

                  (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (including the Restricted Payments permitted by the next paragraph, but excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v) and (vi) of the next paragraph), is less than the sum of (i) an amount equal to the difference (but not less than zero) between (A) Cumulative Operating Cash Flow and (B) the product of 1.3 times Cumulative Total Interest Expense, plus (ii) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined in good faith by the Board of Directors whose determination shall be conclusive and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, received by the Company from the issue or sale after the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities issued subsequent to the date of the Indenture that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) $15 million.

         The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent issuance (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iv) investments, loans or advances to joint ventures of the Company or any of its Subsidiaries in an aggregate amount at any time not to exceed $20 million; and (v) the repurchase of shares of, or options to purchase shares of, the Company's common stock held by employees of the Company (other than any member of the BLS Group) or any of its Subsidiaries pursuant to the forms of agreements under which such employees purchase, or are granted the option to purchase, shares of such common stock in an aggregate amount not to exceed $3 million in any fiscal year; provided that the amount available in any given fiscal year shall be increased by the excess, if any, of (A) $3 million over (B) the amount used pursuant to this clause (v) in the immediately preceding fiscal year and (vi) distributions made by the Company on the date of the Indenture provided that the proceeds of such distributions were used solely to consummate the Recapitalization.

         The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by the Board of Directors, which determination shall be conclusive and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

  Incurrence of Indebtedness and Issuance of Preferred Stock

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "Incur") any Indebtedness (including Acquired Debt) or Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any of its Subsidiaries may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock and the Subsidiaries may issue shares of preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

         The foregoing provisions do not apply to:

                  (i) the incurrence by the Company or its Subsidiaries of Indebtedness and letters of credit pursuant to the New Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company or its Subsidiaries thereunder) in an aggregate principal amount not to exceed $372.0 million, less the aggregate amount of all proceeds of Assets Sales that have been applied since the date of the Indenture to permanently reduce the outstanding amount of such Indebtedness pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

                  (ii) Existing Indebtedness;

                  (iii) the incurrence by the Company, or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

                  (iv) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

                  (v) Indebtedness under Guarantees in respect of obligations of joint ventures of the Company or any of its Subsidiaries in aggregate principal amount not to exceed $20 million at any one time;

                  (vi)(A) Indebtedness incurred to finance the purchase or construction of property, plant or equipment which will be treated as Consolidated Capital Expenditures of the Company so long as such Indebtedness is secured by a Lien on the property, plant or equipment so purchased or constructed and such Indebtedness does not exceed the value of such property, plant or equipment so purchased or constructed and such Lien shall not extend to or cover other assets of the Company or any of its Subsidiaries other than the property, plant or equipment so purchased or constructed and the real property, if any, on which the property so constructed or so purchased, is situated and the accessions, attachments, replacements and improvements thereto or (B) Indebtedness incurred in connection with any lease financing transaction in conjunction with the acquisition of new property; provided that such lease financing transaction is consummated within 60 days of such acquisition (whether such lease will be treated as an operating or capital lease in accordance with GAAP) and the aggregate of the Indebtedness incurred pursuant to clauses (A) and (B) does not exceed $15 million during any fiscal year (such amount is referred to as the "Maximum Amount"); provided that the Maximum Amount for each year shall be increased by the excess, if any, of (a) $30 million over
         (b) Consolidated Capital Expenditures for the immediately preceding two years;

                  (vii) Indebtedness incurred in connection with any sale and leaseback transaction, provided that the aggregate of the Indebtedness incurred pursuant to this clause (vii) shall not exceed $30.0 million;

                  (viii) obligations incurred in the ordinary course of business under (A) trade letters of credit which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by the Company or a Subsidiary of the Company; (B) standby letters of credit issued for the purpose of supporting (1) workers' compensation liabilities of the Company or any of its Subsidiaries as required by law, (2) obligations with respect to leases of the Company or any of its Subsidiaries, (3) performance, payment, deposit or surety obligations of the Company or any of its Subsidiaries or (4) environmental liabilities of the Company or any of its Subsidiaries as required by law, not exceeding an aggregate amount of $15 million at any one time outstanding in addition to any amounts required by law; (C) performance bonds and surety bonds, and refinancings thereof, and (D) Guarantees of Indebtedness incurred in the ordinary course of business of suppliers, licensees, franchisees, or customers in an aggregate amount not to exceed $5 million;

                  (ix) Indebtedness to repurchase shares, or cancel options to purchase shares, of the Company's common stock held by employees of the Company (other than any member of the BLS Group) or any of its Subsidiaries pursuant to the forms of agreements under which such employees purchase shares of the Company's common stock;

                  (x) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; and

                  (xi) the incurrence by the Company or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $25 million.

         Notwithstanding the foregoing, the accretion or amortization of original issue discount under any Indebtedness, the payment of interest in additional Indebtedness or the accretion of the liquidation preference of Disqualified Stock or preferred stock, shall not be deemed an incurrence of Indebtedness, Disqualified Stock or preferred stock; provided, however, that such accretion or amortization or payment of interest is included in Fixed Charges.

  Liens

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture,
(b) the Indenture and the Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property, acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, or (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation, or Sale of Assets

         The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to directly or indirectly enter into any transaction involving aggregate consideration in excess of $1,000,000 with any Affiliate or holder of 5% or more of any class of Capital Stock of the Company (including any Affiliates of such holders) except for transactions (including any loans or advances by or to any Affiliate) in good faith the terms of which are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not such a Holder, an Affiliate of such Holder or Affiliate of the Company; provided that any such transaction shall be conclusively deemed to be on terms which are fair and reasonable to the Company or any of its Subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's length basis with Persons who are not such a Holder, an Affiliate of such Holder or Affiliate of the Company if such transaction is approved by a majority of the Company's directors (including a majority of the Company's disinterested and independent directors, if any); and provided further that with respect to the purchase or disposition of assets of the Company or any of its Subsidiaries having a net book value in excess of $5 million, if the Company does not have any disinterested and independent directors, in addition to approval of its board of directors, the Company shall obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair and reasonable to the Company or its Subsidiary, as the case may be, and are at least as favorable to the Company or such Subsidiary, as the case may be, as could have been obtained on an arm's length basis with Persons who are not such a holder, an Affiliate of such holder or Affiliate of the Company. This covenant shall not apply to (a) any transaction between the Company or any Affiliate thereof and any Lehman Investors, including, without limitation, the payment of fees to any Lehman Investor for financial and consulting services, (b) transactions between the Company or any of its Subsidiaries and any employee or director of, or consultant to, the Company or any of its Subsidiaries that are approved by the Board of Directors, (c) the payment of reasonable and customary regular fees to directors of the Company, (d) any transaction between the Company and any of its Subsidiaries or between any of its Subsidiaries, (e) any Restricted Payment not otherwise prohibited by the "Restricted Payments" covenant or (f) transactions with Loral Space pursuant to agreements in effect on the date of the Indenture (as such agreements are in effect on such date).

  No Senior Subordinated Indebtedness

         The Indenture provides that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness and senior in any respect in right of payment to the Notes.

  Payments for Consent

         The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

         The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

         The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company for 45 days after notice to comply with any of its other agreements in the Indenture or the Notes; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more; (v) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

         If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, that so long as the New Credit Facility is in effect, such declaration shall not become effective until the earlier of (i) five days after receipt of notice of such acceleration by the Agent and the Company or (ii) an acceleration of obligations under the New Credit Facility. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to October 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to October 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SATISFACTION AND DISCHARGE

         The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when (a) either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or (ii) all such Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (b) no Default or Event of Default with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound; (c) the Company has paid or caused to be paid all sums payable by it under such Indenture; and (d) the Company has delivered irrevocable instructions to the Trustee under such Indenture to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

TRANSFER AND EXCHANGE

         A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

         The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

         Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

         The Notes were issued in the form of one Global Note (the "Global Note"). The Global Note was deposited on behalf of DTC (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

         Transfer of beneficial interests in the Global Note will be subject to the applicable rules and procedures of the Depositary and its direct or indirect participants, including, if applicable, those of Euroclear (as defined) and CEDEL (as defined), which may change from time to time. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

         The Depositary has advised the Company that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

         The Depositary has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note).

         The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer a beneficial interest in the Global Note to such persons may be limited to that extent. Because the Depositary can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the Global Note to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interest.

         EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS, OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

         Payments in respect of the principal of, premium, if any, and interest on the Global Note registered in the name of the Depositary or its nominee will be payable by the Trustee to the Depositary or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depositary's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note or
(ii) any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

         The Depositary has advised the Company that its current practices, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of the Depositary. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of the Depositary, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depositary or its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee as the registered owner of the Notes for all purposes.

         Except for trades involving only the Euroclear System ("Euroclear") and Cedel Bank, S.A. ("CEDEL") Participants, interests in the Global Note will trade in the Depositary's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depositary and its Participants.

         Transfers between Participants in the Depositary will be effective in accordance with the Depositary's procedures, and will be settled in same-day funds. Transfers between Participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Cross-market transfers between Participants in the Depositary, on the one hand, and Euroclear or CEDEL Participants, on the other hand, will be effected through the Depositary in accordance with the depository's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in the Depositary, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to the Depositary. Euroclear Participants and CEDEL Participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.

         Due to time zone differences, the securities accounts of a Euroclear or CEDEL Participant purchasing an interest in the Global Note from a Participant in the Depositary will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL Participant, during the securities settlement processing day (which must be a business day for Euroclear or CEDEL) immediately following the settlement date of the Depositary. Cash received in Euroclear or CEDEL as a result of sales of interests in the Global Note by or through a Euroclear or CEDEL Participant to a Participant in the Depositary will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the Depositary's settlement date.

         The Depositary has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account the Depositary interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Notes, the Depositary reserves the right to exchange Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

         The information in this section concerning the Depositary, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. Although the Depositary, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in the Depositary, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by the Depositary, Euroclear or CEDEL or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry Notes for Certificated Notes

         The Global Note is exchangeable for definitive Notes in registered certificated form if (i) the Depositary notifies the Company that it is (A) unwilling or unable to continue as depository for the Global Note and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause issuance of the Notes in certificated form. In addition, beneficial interests in the Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures. In all cases, certificated Notes delivered in exchange for the Global Note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

  Certificated Notes

         Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of certificated Notes. Upon any such issuance, the Trustee is required to register such certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of certificated Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depository identify as being the beneficial owner of the related Notes.

         Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

  Same Day Settlement and Payment

         The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback, other than sale and leaseback transactions so long as the present value of the rental obligations of the Company and its Subsidiaries thereunder do not exceed $30.0 million in the aggregate since the Issue Date) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Subsidiary or by a Subsidiary to the Company or to another Subsidiary, (ii) an issuance of Equity Interests by a Subsidiary to the Company or to another Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments" will not be deemed to be Asset Sales.

         "Bank" means any financial institution extending credit under the New Credit Facility.

         "BLS" means Bernard L. Schwartz.

         "BLS Group" means (i) BLS, (ii) BLS's spouse and descendants (collectively, "relatives"), (iii) a trust of which there are no beneficiaries other than BLS, or relatives of BLS, or a charitable institution or organization, (iv) a partnership, corporation or limited liability company of which there are no other partners, stockholders or members, as applicable, other than BLS or the relatives of BLS, (v) a legal representative or guardian of BLS or a relative of BLS if BLS or such relative becomes mentally incompetent, (vi) any person succeeding BLS or a relative of BLS by will or by the laws of descent, (vii) any individual who is employed by, a consultant to or a director of the Company or any of its subsidiaries, and (viii) any individual who is a consultant or advisor to BLS with respect to the investment by BLS in the Company.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having a rating of at least A-3 from Moody's Investors Service, Inc. or P-3 from Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

         "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Permitted Investors, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Permitted Investors, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of deferred financing fees incurred in connection with the Recapitalization), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

         "Consolidated Interest Expense" of any Person for any period means interest expense (including amortization of original issue discount and non-cash interest payments or accruals and the interest portion of Capitalized Leases but excluding amortization of deferred financing fees incurred in connection with the Recapitalization) of such Person and its Consolidated Subsidiaries, all as determined in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

         "Continuing Directors" means, as of any date of determination, any member of the Board of the Company who (i) was a member of such Board on the date of the Indenture or (ii) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Credit Facility" means that certain Credit Facility, dated as of October 15, 1997, by and among Aircraft Braking Systems, Engineered Fabrics, Lehman Brothers, as arranger, Lehman Commercial Paper Inc., as syndication agent, The First National Bank of Chicago, as administrative agent, and the lenders named therein, providing for up to $372.0 million of borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time with the same or different lenders.


         "Cumulative Operating Cash Flow" means, for the period beginning September 30, 1997 through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Operating Cash Flow for the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

         "Cumulative Total Interest Expense" means, for the period beginning September 30, 1997 through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Interest Expense for the Company and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Designated Senior Indebtedness" means (i) Indebtedness under the New Credit Facility and (ii) if there is no Indebtedness outstanding or active commitments to issue Indebtedness under the New Credit Facility, any other Indebtedness constituting Senior Indebtedness which, at the time of determination has an aggregate principal amount outstanding of at least $25 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock so long as it is a debt security).

         "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, including the Notes, until such amounts are repaid.

         "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of deferred financing fees incurred in connection with the Recapitalization) and (ii) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Indebtedness" means, without duplication, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

         "Lehman Investors" means those certain merchant banking partnerships affiliated with Lehman Brothers Holdings Inc.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "Obligations" means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, obligations, damages and other liabilities or other amounts payable under the documentation governing any Indebtedness.

         "Operating Cash Flow" of any Person means, for any period, the sum of
(a) Net Income of such Person and its consolidated Subsidiaries for such period, plus (b) provision for taxes based on income or profits included in computing Net Income of such Person for such period, plus (c) Consolidated Interest Expense of such Person for such period, plus (d) other non-cash charges deducted from consolidated revenues in determining Net Income of such Person for such period, in each case, determined on a consolidated basis in accordance with GAAP.

         "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company; and (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

         "Permitted Investor" means (i) any Person that is a member of the BLS Group or (ii) any Lehman Investor.

         "Permitted Liens" means (i) Liens on assets of the Company or its Subsidiaries that secure Senior Indebtedness permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens existing on the date of the Indenture and any extensions or renewals thereof, provided that such Liens do not extend to or cover any other property or assets of the Company or any Subsidiary; (vi) statutory Liens or landlords and carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business; (vii) Liens for taxes, assessments, government charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (ix) Liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (x) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Significant Subsidiary incurred in the ordinary course of business; (xi) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; (xii) any other Liens imposed by operation of law which do not materially affect the Company's ability to perform its obligations under the Notes and the Indenture; (xiii) rights of banks to set off deposits against debts owed to said bank; (xiv) Liens upon specific items of inventory or other goods and proceeds of the Company or its Subsidiaries securing the Company's or any Subsidiary's obligations in respect of bankers' acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (xv) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or one of its Subsidiaries relating to such property or assets; (xviii) Liens on the property or assets of the Company or its Subsidiaries in favor of the PBGC in respect of unfunded pension obligations or similar obligations pursuant to any agreement existing on the date of the Indenture as in effect on the date of the Indenture; and (xix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of accrued and unpaid interest thereon, reasonable expenses incurred in connection therewith and any associated redemption premium); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Senior Indebtedness" means (i) all Indebtedness and other monetary obligations (whether now existing or hereafter incurred) of the Company and its Subsidiaries on, under or in respect of, the New Credit Facility and including all fees, expenses (including reasonable fees and expenses of counsel), claims, charges, indemnity obligations and interest accruing on or subsequent to the filing of a petition initiating any proceeding in bankruptcy, insolvency or like proceeding whether or not such interest is an allowed claim in such proceeding;
(ii) all other Indebtedness of the Company (other than the Notes and the Existing Notes), whether presently outstanding or hereafter created, incurred or assumed, unless such Indebtedness, by its terms or the terms of the instrument creating or evidencing it is subordinate in right of payment to or pari passu with the Notes and (iii) any Hedging Obligations; provided that the term Senior Indebtedness shall not include (a) any Indebtedness of the Company which when incurred and without respect to any election under Section 11(b) of the Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to any of its Subsidiaries or Affiliates, (c) any Indebtedness of the Company not otherwise permitted by the covenants described under the captions "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Subordination--No Senior Subordinated Debt," (d) Indebtedness to any employee of the Company, (e) any liability for taxes and (f) trade payables.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

         "Specified Senior Indebtedness" means any Indebtedness constituting Senior Indebtedness which, at the time of determination has an aggregate principal amount outstanding of at least $25 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Specified Senior Indebtedness."

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment. sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                          FOR NON-UNITED STATES HOLDERS

         The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Notes by an initial beneficial owner of Notes that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. This rule on trusts is effective for tax years beginning after December 31, 1996, or in some cases earlier by election. The tax treatment of the holders of the Notes may vary depending upon their particular situations. U.S. persons acquiring the Notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.


         New final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were issued by the Treasury Department in 1997 and 1998. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Accordingly, payments made on or before December 31, 1999 will continue to be subject to the regulations that existed before the New Withholding Regulations were issued. THE NEW WITHHOLDING REGULATIONS ARE QUITE COMPLEX. NON-U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.


INTEREST


         Interest paid by the Company to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States Holder
(i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the United States Internal Revenue Code of 1986 (the "Code") and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address. For payments made after December 31, 1999, the New Withholding Regulations specify that the statement must be made on Form W-8 and provided prior to payment.


GAIN ON DISPOSITION

         A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

FEDERAL ESTATE TAXES

         If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING


         For payments made on or before December 31, 1999, the Company will, where required, report to the holders of Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.


         In the case of payments of interest to Non-United States holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exemption. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.


         For payments made after December 31, 1999, the New Withholding Regulations provide that to the extent a Non-United States Holder certifies on Form W-8 (or a permitted substitute form) as to such holder's status as a foreign person, the backup withholding provisions and the information reporting provisions will generally not apply. If a Non-United States Holder fails to provide such certification, such holder may be subject to certain information reporting and the 31% backup withholding tax.


         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

         This prospectus is to be used by Lehman Brothers Inc. in connection with offers and sales of the Notes in market-making transactions effected from time to time. Lehman Brothers Inc. may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or negotiated prices.

         Affiliates of Lehman Brothers Inc. currently own 50% of the Company's Common Stock. See "Ownership of Capital Stock." Lehman Brothers Inc. has informed the Company that it does not intend to confirm sales of the Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

         The Company has been advised by Lehman Brothers Inc. that subject to applicable laws and regulations, Lehman Brothers Inc. currently intends to make a market in the Notes. However, Lehman Brothers Inc. is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors -- Trading Market for the Notes."


         Lehman Brothers Inc. has provided investment banking services to the Company in the past and may provide such services and financial advisory services to the Company in the future. Lehman Brothers Inc. acted as one of two purchasers in connection with the initial sale of the Old Notes and received an underwriting discount of approximately $4.6 million in connection therewith. See "Certain Transactions."


         Lehman Brothers Inc. and the Company have entered into a registration rights agreement with respect to the use by Lehman Brothers Inc. of this Prospectus. Pursuant to such agreement, the Company agreed to bear all registration expenses incurred under such agreement, and the Company agreed to indemnify Lehman Brothers Inc. against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the Notes was passed upon for the Company by O'Sullivan Graev & Karabell, LLP, New York, New York.

                                     EXPERTS


         The consolidated financial statements as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES


                                                                                             PAGE
                                                                                             ----
Independent Auditors' Report                                                                 F-2

Consolidated Balance Sheets as of December 31, 1998 and 1997                                 F-3

Consolidated Statements of Operations for the years ended December
    31, 1998 and 1997 and the nine months ended December 31, 1996                            F-4

Consolidated Statements of Stockholders' Deficiency for the years ended December
    31, 1998 and 1997 and the nine months ended December 31, 1996                            F-5

Consolidated Statements of Cash Flows for the years ended December
    31, 1998 and 1997 and the nine months ended December 31, 1996                            F-6

Notes to Consolidated Financial Statements                                                   F-7

INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders of K & F Industries, Inc.:



We have audited the accompanying consolidated balance sheets of K & F Industries, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of K & F Industries, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996 in conformity with generally accepted accounting principles.






DELOITTE & TOUCHE LLP
New York, New York
January 27, 1999

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS



                                                                               December 31,          December 31,
                                                                                   1998                  1997
                                                                                   ----                  ----
ASSETS
Current Assets:
   Cash and cash equivalents .........................................        $   6,844,000         $   4,707,000
   Accounts receivable - net .........................................           40,014,000            35,990,000
   Inventory .........................................................           70,296,000            65,871,000
   Other current assets ..............................................              673,000               559,000
                                                                              -------------         -------------
Total current assets .................................................          113,803,000           111,151,000
                                                                              -------------         -------------
Property, Plant and Equipment - Net ..................................           75,280,000            70,638,000
Prepaid Pension Cost .................................................           13,807,000             7,848,000
Deferred Charges - Net of amortization of $7,456,000 and
   $4,502,000 ........................................................           25,631,000            28,382,000
Cost in Excess of Net Assets Acquired - Net of amortization
   of $59,041,000 and $52,933,000 ....................................          179,700,000           190,720,000
Intangible Assets - Net of amortization of $32,960,000
   and $29,804,000  ..................................................           11,878,000            16,497,000
                                                                              -------------         -------------
Total Assets .........................................................        $ 420,099,000         $ 425,236,000
                                                                              =============         =============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
    Accounts payable .................................................        $  15,328,000         $  17,979,000
    Current portion of long-term debt ................................            8,000,000             1,500,000
    Interest payable .................................................            5,133,000             4,725,000
    Other current liabilities ........................................           46,503,000            54,994,000
                                                                              -------------         -------------
Total current liabilities ............................................           74,964,000            79,198,000
                                                                              -------------         -------------
Postretirement Benefit Obligation Other Than Pensions ................           75,956,000            75,542,000
Other Long-Term Liabilities ..........................................            7,664,000             7,830,000
Long-Term Debt .......................................................          477,125,000           519,125,000
Commitments and Contingencies (Notes 12 and 13)
Stockholders' Deficiency:
   Common stock, $.01 par value - authorized, 1,000,000 shares; issued
   and  outstanding, 740,398 shares ..................................                7,000                 7,000
Additional paid-in capital ...........................................          (63,259,000)          (63,259,000)
Deficit ..............................................................         (152,616,000)         (191,976,000)
Accumulated other comprehensive income (loss) ........................              258,000            (1,231,000)
                                                                              -------------         -------------
Total stockholders' deficiency .......................................         (215,610,000)         (256,459,000)
                                                                              -------------         -------------
Total Liabilities and Stockholders' Deficiency .......................        $ 420,099,000         $ 425,236,000
                                                                              =============         =============


                 See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                  Year Ended
                                                                  December 31,                   Nine Months Ended
                                                           --------------------------              December 31,
                                                           1998                  1997                  1996
                                                           ----                  ----                  ----
Net sales ....................................        $ 345,447,000         $ 304,331,000         $ 212,703,000

Cost of sales ................................          196,190,000           188,001,000           136,813,000
                                                      -------------         -------------         -------------

Gross margin .................................          149,257,000           116,330,000            75,890,000

Independent research and development .........           13,705,000            10,873,000             8,623,000

Selling, general and administrative expenses .           35,332,000            40,182,000            17,297,000

Amortization .................................           10,286,000            10,316,000             7,810,000
                                                      -------------         -------------         -------------

Operating income .............................           89,934,000            54,959,000            42,160,000

Interest expense, net of interest income of
    $356,000, $621,000 and $787,000 ..........           44,830,000            34,091,000            27,197,000
                                                      -------------         -------------         -------------

Income before income taxes and extraordinary
    charge ...................................           45,104,000            20,868,000            14,963,000

Income tax (provision) benefit ...............           (5,744,000)           (5,184,000)               81,000
                                                      -------------         -------------         -------------

Income before extraordinary charge ...........           39,360,000            15,684,000            15,044,000

Extraordinary charge from early extinguishment
    of debt, net of tax ......................                   --           (29,513,000)           (9,142,000)
                                                      -------------         -------------         -------------

Net income (loss) ............................        $  39,360,000         $ (13,829,000)        $   5,902,000
                                                      =============         =============         =============


                 See notes to consolidated financial statements.

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
 YEARS ENDED DECEMBER 31, 1998 AND 1997 AND NINE MONTHS ENDED DECEMBER 31, 1996



                                                                 Class B                Class A
                                   Preferred Stock            Common Stock            Common Stock           Common Stock
                                 --------------------      ------------------       -----------------     -----------------------
                                 Shares                    Shares                   Shares                Shares
                                 Issued        Amount      Issued      Amount       Issued     Amount     Issued           Amount
                                 ------        ------      ------      ------       ------     ------     ------           ------
Balance, April 1, 1996 .......  1,027,635     $10,000      458,994     $5,000       553,344    $6,000          --         $     --
     Net income
     Pension adjustment
     Cumulative translation
       adjustments
                                ----------    --------    ---------    -------     ---------   -------    -------         --------

Balance, December 31, 1996 ...  1,027,635      10,000      458,994      5,000       553,344     6,000          --               --

     Issuance pursuant to
      stock option plan ......                                                       11,250
     Redemption of capital
      stock ..................   (657,436)     (7,000)    (458,994)    (5,000)     (194,395)   (2,000)
     Conversion to common
      stock ..................   (370,199)     (3,000)                             (370,199)   (4,000)    740,398            7,000
     Net loss
     Pension adjustment
     Cumulative translation
       adjustments
                                ----------    --------    ---------    -------     ---------   -------    -------         --------

 Balance, December 31, 1997 ..         --          --           --         --           --         --     740,398            7,000

     Net Income
     Pension adjustment
     Cumulative translation
       adjustments
                                ----------    --------    ---------    -------     ---------   -------    -------         --------
 Balance, December 31, 1998 ..         --          --           --         --           --         --     740,398         $  7,000
                                ==========    ========    =========    =======     =========   =======    =======         ========




                                                                                  Accumulated
                                         Additional                                  Other
                                           Paid-in                                Comprehensive        Comprehensive
                                           Capital             Deficit              Income               Income
                                           -------             -------              ------               ------
Balance, April 1, 1996 .......           $155,350,000       $(184,049,000)       $(11,023,000)
     Net income                                                 5,902,000                               $5,902,000
     Pension adjustment......                                                          (77,000)            (77,000)
     Cumulative translation
       adjustments ...........                                                         570,000             570,000
                                         -------------      --------------       -------------        -------------

Balance, December 31, 1996 ...            155,350,000        (178,147,000)        (10,530,000)          $6,395,000
                                                                                                      =============
     Issuance pursuant to
      stock option plan ......                952,000
     Redemption of capital
      stock ..................           (219,561,000)
     Conversion to common
      stock ..................
     Net loss ................                                (13,829,000)                            $(13,829,000)
     Pension adjustment ......                                                      9,436,000            9,436,000
     Cumulative translation
       adjustments ...........                                                       (137,000)            (137,000)
                                         -------------      --------------       -------------        -------------

 Balance, December 31, 1997 ..            (63,259,000)       (191,976,000)         (1,231,000)         $(4,530,000)
                                                                                                      =============

     Net Income                                                39,360,000                              $39,360,000
     Pension adjustment ......                                                      1,213,000            1,213,000
     Cumulative translation
       adjustments ...........                                                        276,000              276,000
                                         -------------      --------------       -------------        -------------
 Balance, December 31, 1998 ..           $(63,259,000)      $(152,661,000)       $    258,000         $ 40,849,000
                                         =============      ==============       =============        =============


                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                               Year Ended                        Nine Months
                                                                               December 31,                         Ended
                                                                        ---------------------------              December 31,
                                                                        1998                   1997                  1996
                                                                        ----                   ----                  ----
Cash Flows From Operating Activities:
  Net income (loss) .......................................        $  39,360,000         $ (13,829,000)        $   5,902,000
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation .........................................            9,675,000             9,364,000             6,834,000
     Amortization .........................................           10,286,000            10,316,000             7,810,000
     Non-cash interest expense-amortization of deferred
       financing charges ..................................            1,932,000             1,507,000             1,101,000
     Provision for losses on accounts receivable ..........              140,000                27,000                 2,000
     Extraordinary charge from early extinguishment of debt                   --            29,513,000             9,142,000
     Deferred income taxes ................................            4,912,000             3,621,000              (320,000)
     Changes in assets and liabilities:
     Accounts receivable ..................................            3,989,000            (4,060,000)             (552,000)
     Inventory ............................................           (4,254,000)            2,377,000            (4,686,000)
     Other current assets .................................             (114,000)               27,000               246,000
     Prepaid pension costs ................................           (3,283,000)           (7,848,000)                   --
     Accounts payable .....................................           (2,651,000)            6,726,000            (1,232,000)
     Interest payable .....................................              408,000            (1,964,000)           (1,528,000)
     Other current liabilities ............................           (9,491,000)            5,254,000             4,965,000
     Postretirement benefit obligation other than
       pensions ...........................................            1,414,000               103,000                49,000
     Other long-term liabilities ..........................             (166,000)            1,379,000            (4,339,000)
                                                                   -------------         -------------         -------------

Net cash provided by operating activities .................           52,157,000            42,513,000            23,394,000
                                                                   -------------         -------------         -------------
Cash Flows From Investing Activities:
Capital expenditures ......................................          (14,873,000)          (10,016,000)          (14,091,000)
Deferred charges ..........................................             (203,000)           (1,781,000)             (250,000)
                                                                   -------------         -------------         -------------
Net cash used in investing activities .....................          (15,076,000)          (11,797,000)          (14,341,000)
                                                                   -------------         -------------         -------------
Cash Flows From Financing Activities:
  Payments of senior revolving loan .......................          (55,000,000)          (61,000,000)          (49,000,000)
  Borrowings under senior revolving loan ..................           41,000,000            62,000,000            48,000,000
  Payments on long-term debt ..............................          (21,500,000)         (280,375,000)         (180,000,000)
  Proceeds from issuance of long-term debt ................                   --           507,000,000           180,000,000
  Premiums paid on early extinguishment of debt ...........                   --           (24,418,000)           (4,500,000)
    Deferred charges - financing costs ....................                   --           (12,101,000)           (6,772,000)
  Redemption of equity interests ..........................                   --          (218,623,000)                   --
  Proceeds from sale and leaseback transaction ............              556,000                    --             2,315,000
                                                                   -------------         -------------         -------------
  Net cash used in financing activities ...................          (34,944,000)          (27,517,000)           (9,957,000)
                                                                   -------------         -------------         -------------
Net increase (decrease) in cash and cash equivalents ......            2,137,000             3,199,000              (904,000)

Cash and cash equivalents, beginning of period ............            4,707,000             1,508,000             2,412,000
                                                                   -------------         -------------         -------------
Cash and cash equivalents, end of period ..................        $   6,844,000         $   4,707,000         $   1,508,000
                                                                   =============         =============         =============
Supplemental Information:
  Interest paid during the period .........................        $  42,846,000         $  35,169,000         $  28,411,000
                                                                   =============         =============         =============
  Income taxes paid during the period .....................        $   1,055,000         $     136,000         $     344,000
                                                                   =============         =============         =============

                See notes to consolidated financial statements.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

K & F Industries, Inc. ("K & F") and subsidiaries (collectively, the "Company") is primarily engaged in the design, development, manufacture and distribution of wheels, brakes and anti-skid systems for commercial, military and general aviation aircraft, and the manufacture of materials for fuel tanks, iceguards, inflatable oil booms and various other products made from coated fabrics for military and commercial uses. The Company serves the aerospace industry and sells its products to airframe manufacturers and commercial airlines throughout the world and to the United States and certain foreign governments. The Company's activities are conducted through its two wholly owned subsidiaries, Aircraft Braking Systems Corporation ("Aircraft Braking Systems"), which generated approximately 88% of the Company's total revenues during the year ended December 31, 1998 and Engineered Fabrics Corporation (collectively, the "Subsidiaries"), which generated approximately 12% of the Company's total revenues during the year ended December 31, 1998.


On October 15, 1997, the Company consummated a recapitalization (the "Recapitalization") consisting of the repurchase of approximately 64% of its outstanding capital stock for a total purchase price of $230.2 million and the repayment of all outstanding indebtedness. Upon giving effect to the repurchase, Bernard L. Schwartz ("BLS") and certain merchant banking partnerships affiliated with Lehman Brothers Holdings Inc. (the "Lehman Investors") each became the owner of 50% of the capital stock of the Company.


To finance the above transactions, the Company entered into a new credit facility (the "Credit Facility") for $372 million and issued $185 million of 9 1/4% Senior Subordinated Notes due 2007 (the "9 1/4% Notes").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Year-End Change - Effective December 31, 1996, the Company changed its fiscal year-end from March 31 to December 31. Accordingly, the accompanying financial statements include audited financial statements for the nine months ended December 31, 1996.

Principles of Consolidation - The consolidated financial statements include the accounts of K & F Industries, Inc. and its Subsidiaries. All material intercompany accounts and transactions between these entities have been eliminated.

Cash and Cash Equivalents - Cash and cash equivalents consist of cash, commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less.

Revenue and Expense Recognition - Sales are recorded as units are shipped. The Company customarily sells original wheel and brake equipment below cost as an investment in a new airframe which is expected to be recovered through the subsequent sale of replacement parts. These commercial investments (losses) are recognized when original equipment is shipped. For the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, investments were $31.9 million, $28.3 million and $20.2 million, respectively. Losses on U.S. government contracts are immediately recognized in full when determinable. [/R] Inventory - Inventory is stated at average cost, not in excess of net realizable value. In accordance with industry practice, inventoried costs may contain amounts relating to contracts with long production cycles, a portion of which will not be realized within one year.

Property, Plant and Equipment - Property, plant and equipment are stated at cost. Maintenance and repairs are expensed when incurred; renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets as follows: buildings and improvements - 8 to 40 years; machinery, equipment, furniture and fixtures - 3 to 25 years; leasehold improvements - over the life of the applicable lease or 10 years, whichever is shorter.

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES

Deferred Charges - Deferred charges consist primarily of financing costs ($9.7 million and $11.7 million, which is net of amortization (non-cash interest expense) of $2.4 million and $0.4 million at December 31, 1998 and 1997, respectively), and program participation costs ($12.3 million and $13.1 million, which is net of amortization of $4.0 million and $3.2 million, at December 31, 1998 and December 31, 1997, respectively) paid in connection with the sole-source award of wheels, brakes and anti-skid equipment on the McDonnell Douglas Corporation's MD-90 twin-jet program. Program participation costs are being amortized on a straight-line method over a period of 20 years. Deferred financing charges are primarily being amortized on an effective interest method over 6 to 10 years which reflect the terms of the Company's debt.

Cost in Excess of Net Assets Acquired - Cost in excess of net assets acquired is being amortized on the straight-line method over a period of 40 years. The Company reviews the cost in excess of net assets acquired for recoverability on an on-going basis using undiscounted cash flows. Impairments would be recognized in operating results.

Intangible Assets - Intangible assets consist of patents, licenses and computer software which are stated at cost and are being amortized on a straight-line method over periods of 5 to 30 years.

Evaluation of Long-Lived Assets - Long-lived assets are assessed for recoverability on an on-going basis in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121. In evaluating the value and future benefits of long-lived assets, their carrying value would be compared to management's estimate of the anticipated undiscounted future net cash flows of the related long-lived asset. There were no adjustments to the carrying amount of long-lived assets during the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, resulting from the Company's evaluations.

Warranty - Estimated costs of product warranty are accrued when individual claims arise with respect to a product. When the Company becomes aware of such defects, the estimated costs of all potential warranty claims arising from such defects are fully accrued.

Business and Credit Concentrations - The Company's customers are concentrated in the airline industry but are not concentrated in any specific region. The U. S. government accounted for approximately 14%, 12% and 12% of total sales for the years ended December 31, 1998 and 1997 and the nine months ended December 31,1996, respectively. No other single customer accounted for 10% or more of consolidated revenues for the year and fiscal years then ended, and there were no significant accounts receivable from a single customer, except the U. S. government, at December 31, 1998 and December 31, 1997.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation Plans - As allowed by SFAS 123, "Accounting for Stock-Based Compensation," the Company records compensation expense for its stock-based compensation plans in accordance with the intrinsic-value method prescribed by Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees." Intrinsic value is the amount by which the market price of the underlying stock exceeds the exercise price of the stock option or award on the measurement date, generally the date of grant.

Reporting Changes - During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Also during 1998, the Company adopted SFAS No. 131, "Disclosures about

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES

Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments. The Company also adopted SFAS No. 132 during 1998, "Employee Disclosures about Pensions and Other Postretirement Benefits," which revises the disclosure requirements for pensions and other postretirement benefit plans. Adoption of the above disclosure requirements did not affect the Company's financial results.


New Accounting Pronouncements - In June 1998, The Financial Accounting Standards Board issued SFAS No. 133, "Accounting For Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities and is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company is currently evaluating the impact, if any, on its financial position upon the adoption of SFAS No. 133.


In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement defines which costs incurred to develop or purchase internal-use software should be capitalized and which costs should be expensed and is effective for fiscal years beginning after December 15, 1998. The Company believes the adoption of SOP 98-1 will not have a material impact on its financial position, results of operations or cash flows.

         Reclassifications - Certain amounts in the prior years' financial statements have been reclassified to conform to the current period presentation.

3. ACCOUNTS RECEIVABLE


                                                                                            December 31,
                                                                                         -------------------
                                                                                         1998           1997
                                                                                         ----           ----
Accounts receivable, principally from commercial customers                           $32,434,000    $36,506,000
Accounts receivable on U.S. government and other long-term                             3,803,000      3,904,000
contracts
Allowances                                                                              (247,000)      (396,000)
                                                                                     -----------    -----------
Total                                                                                $35,990,000    $40,014,000
                                                                                     ===========    ===========


4.       INVENTORY

                                                                                             December 31,
                                                                                        --------------------
                                                                                        1998            1997
                                                                                        ----            ----
Raw materials and work-in-process                                                    $46,245,000     $43,236,000
Finished goods                                                                        14,364,000      11,726,000
Inventoried costs related to U.S.
  government and other long-term contracts                                             9,687,000      10,909,000
                                                                                     -----------     -----------
                     Total                                                           $70,296,000     $65,871,000
                                                                                     ===========     ===========


5.       PROPERTY, PLANT AND EQUIPMENT

                                                                                             December 31,
                                                                                        --------------------
                                                                                        1998            1997
                                                                                        ----            ----
Land                                                                                $    661,000    $    661,000
Buildings and improvements                                                            35,257,000      34,895,000
Machinery, equipment, furniture and fixtures                                         119,949,000     111,360,000
                                                                                    ------------    ------------
Total                                                                                155,867,000     146,916,000
Less accumulated depreciation and amortization                                        80,587,000      76,278,000
                                                                                    ------------    ------------
Total                                                                               $ 75,280,000    $ 70,638,000
                                                                                    ============    ============

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

6. OTHER CURRENT LIABILITIES

                                                                                             December 31,
                                                                                         --------------------
                                                                                         1998            1997
                                                                                         ----            ----
Accrued payroll costs                                                                $17,448,000     $17,399,000
Accrued taxes                                                                          6,864,000       7,895,000
Accrued costs on long-term contracts                                                   2,342,000       7,590,000
Accrued warranty costs                                                                 8,165,000       7,496,000
Customer credits                                                                       2,777,000       4,172,000
Postretirement benefit obligation other than pensions                                  3,000,000       2,000,000
Other                                                                                  5,907,000       8,442,000
                                                                                     -----------     -----------
     Total                                                                           $46,503,000     $54,994,000
                                                                                     ===========     ===========



7. LONG-TERM DEBT

                                                                                             December 31,
                                                                                        ---------------------
                                                                                        1998             1997
                                                                                        ----             ----
Senior Revolving Loan                                                              $         --     $ 14,000,000
Senior Term Loan A                                                                   49,375,000       49,875,000
Senior Term Loan B                                                                  250,750,000      271,750,000
9 1/4% Senior Subordinated Notes due 2007                                           185,000,000      185,000,000
                                                                                   ------------     ------------
Total                                                                               485,125,000      520,625,000
Less current maturities                                                               8,000,000        1,500,000
                                                                                   ------------     ------------
Total                                                                              $477,125,000     $519,125,000
                                                                                   ============     ============


The Credit Facility consists of a term loan facility in an aggregate principal amount of $300.1 million (the "Term Loans") and a revolving credit facility in an aggregate principal amount of up to $50 million (the "Revolving Loan"). The Term Loans consist of a Tranche A term loan ("Term Loan A") in the principal amount of $49.4 million and a Tranche B term loan ("Term Loan B") in the principal amount of $250.7 million. The interest rates under the Credit Facility are, at the Company's option, either the LIBOR or prime rate, in each case plus a margin. At December 31, 1998 and 1997, the average interest rate on outstanding borrowings on the Credit Facility was 7.4% and 8.3%, respectively. As a requirement of the Credit Facility, the Company entered into an interest rate swap agreement to reduce the impact of potential increases in interest rates on the Credit Facility. The interest rate swap agreement fixes the Company's LIBOR borrowing rate at 5.95% and matures December 17, 2001 with an option for the counterparty to extend the agreement to December 17, 2003. At December 31, 1998, the notional value on the interest rate swap agreement was $135 million and the fair value was approximately $4.6 million in favor of the counterparty (taking into account interest rates in effect at December 31, 1998), representing the amount the Company would pay if the agreement was terminated. Any differences paid or received on the interest rate swap agreement are recognized as adjustments to current interest expense. This interest rate agreement effectively fixes the Company's all in borrowing rate at 8.3% on $135 million of borrowings at December 31, 1998. Obligations under the Credit Facility are secured by a lien on substantially all of the assets of the Subsidiaries and are guaranteed by K & F.


Term Loan A is a six-year quarterly amortizing facility maturing October 15, 2003, with installments of $0.5 million per year in years one to five and $47.4 million in year six. Term Loan B is an eight-year quarterly amortizing facility maturing October 15, 2005, with scheduled installments of $1.0 million per year in years one to seven and $245 million in year eight. The Company is required to make mandatory reductions in the Credit

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES

Facility in the event of certain asset sales, the incurrence of certain additional indebtedness, and annually from a portion of excess cash flow (as defined). As a result of the excess cash flow calculation, $26.5 million is required to be paid in 1999. The Company voluntarily prepaid $20 million during 1998 and the balance of $6.5 million (classified as current at December 31, 1998) was paid in January 1999.


Scheduled debt maturities of the Term Loans for the five years subsequent to December 31, 1998 are as follows:

 Year ending December 31,                           Amount
 ------------------------                           ------
          1999                                  $ 8,000,000
          2000                                    1,500,000
          2001                                    1,500,000
          2002                                    1,500,000
          2003                                   48,375,000


The Credit Facility provides for Revolving Loans not to exceed $50 million, with up to $20 million available for letters of credit. The Revolving Loan commitment terminates on October 15, 2003. At December 31, 1998 and 1997, the Company had $42.0 million and $27.2 million available to borrow, respectively. At December 31, 1998 and 1997, the Company had outstanding letters of credit of $8.0 million and $8.8 million, respectively.


The Credit Facility contains certain covenants and events of default, including limitations on additional indebtedness, liens, asset sales, making certain restricted payments, capital expenditures, creating guarantee obligations and material lease obligations. The Credit Facility also contains certain financial ratio requirements including a cash interest coverage ratio, a leverage ratio and maintenance of a minimum adjusted net worth. The Company was in compliance with all covenants at December 31, 1998.

On October 15, 1997, the Company issued $185 million of 9 1/4% Notes which mature on October 15, 2007. The 9 1/4% Notes are not subject to a sinking fund. The 9 1/4% Notes may not be redeemed prior to October 15, 2002. On or after October 15, 2002, the Company may redeem the 9 1/4% Notes at descending premiums ranging from 104.625% in October 2002 to no premium after October 2005.

Proceeds from the Credit Facility and the 9 1/4% Notes were used to finance the Recapitalization.

As a result of the Recapitalization, the Company recorded an extraordinary charge of $27.8 million (net of tax of $2.0 million) for the write-off of unamortized financing costs, redemption premiums and tender offer payments.

On June 1, 1997, the Company redeemed $30 million aggregate principal amount of its 11 7/8% Senior Secured Notes at a redemption price of 105.28% of the principal amount thereof. In connection therewith, the Company recorded an extraordinary charge of $1.7 million (net of tax of $0.6 million) for the write-off of unamortized financing costs and redemption premiums.

During the nine months ended December 31, 1996, the Company redeemed $180 million of its 13 3/4% Senior Subordinated Debentures at a redemption price of 102.5%. In connection therewith, the Company recorded an extraordinary charge of $9.1 million for the write-off of unamortized financing costs and redemption premiums.

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of all financial instruments reported on the balance sheet at December 31, 1998 and 1997 approximate their fair value, except as discussed below. See Note 7 for disclosure of the fair value of the Company's interest rate swap agreement.


The fair value of the Company's total debt based on quoted market prices or on current rates for similar debt with the same maturities was approximately $487 million and $525 million at December 31, 1998 and 1997, respectively.

9. CAPITAL STOCK

a. In connection with the Recapitalization, the Company purchased all but 740,398 shares of its capital stock at a per share price of $175.58. All purchased shares were retired and canceled. The 740,398 retained shares were reclassified as common stock. In connection with the purchase of the capital stock, the Company directly increased its stockholders' deficiency by $218.6 million.

b. The Company has two stock option plans which provide for the grant of non-qualified or incentive stock options to acquire an aggregate of 100,000 authorized but unissued shares of common stock. The options granted are exercisable in four equal installments on the second, third, fourth and fifth anniversaries of the date of grant, and remain exercisable until the expiration of the option, 10 years from the date of the grant. All options granted in 1998 and 1997 were issued with an exercise price of $175.00 per share.


         Stock option activity is summarized as follows:


                                                                                     Nine Months Ended
                                                         Year Ended December 31,       December 31,
                                                           1998           1997            1996
                                                           ----           ----            ----
                 Outstanding at beginning of year         35,550         11,250          11,500
                 Granted ........................         11,800         35,550              --
                 Exercised ......................             --        (11,250)             --
                 Canceled .......................             --             --            (250)
                                                         -------        -------         -------
                 Outstanding at end of year .....         47,350         35,550          11,250
                                                         =======        =======         =======

                 Exercisable options outstanding              --             --          10,375
                                                         =======        =======         =======

                 Available for future grant .....         41,400          3,200          38,750
                                                         =======        =======         =======

         The weighted-average remaining contractual life of options outstanding at December 31, 1998 was 9.1 years.

         All Company options issued prior to 1997 were granted at a per share exercise price of $84.60. All such options were exercised prior to the consummation of the Recapitalization and the common

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES
         stock issued upon exercise of such options was purchased as part of the Recapitalization at a per share price of $175.58. In connection therewith, the Company recorded a charge to operations of $1.0 million.

         In addition to the stock option plans as described above, certain individuals held options to purchase 70,500 shares of the Company's capital stock owned by BLS at a per share exercise price of $40. All such options were exercised prior to the consummation of the Recapitalization and the common stock issued upon exercise of such options was purchased as part of the Recapitalization at a per share price of $175.58. In connection therewith, the Company recorded a charge to operations of $9.6 million.

c. The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," effective April 1, 1996. As permitted by SFAS No. 123, the Company accounts for its stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method. However, disclosure has been omitted because the pro forma effect on net income (loss) required to be disclosed under SFAS No. 123 is not material to the Company's results of operations.

d. In April 1996, Loral Space & Communications Ltd. ("Loral Space") (which then owned 22.5% of the outstanding capital stock of K & F) granted options to certain officers and employees of K & F to purchase 265,000 shares of Loral Space common stock at $10.50 per share. Such exercise price was equal to the market price at grant date. These options expire ten years from the date of grant and become exercisable ratably over a five-year period.

         K & F is obligated to pay semi-annual interest at the six month LIBOR rate plus two percent to Loral Space on the balance of options issued but not exercised, times $10.50. During the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, the amount charged against income was $0.2 million, $0.2 million and $0.1 million, respectively.

         As described above, the Company accounts for its stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25. SFAS No. 123 requires that equity instruments granted to an employee by a principal stockholder be included as part of the disclosure. However, disclosure has been omitted because the pro forma incremental effect of these options on net income (loss) required to be disclosed under SFAS No. 123 is not material to the Company's results of operations.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

10. ACCUMULATED OTHER COMPREHENSIVE INCOME

Components of other comprehensive income (loss) consist of the following:

                                                                                         Accumulated
                                                                Cumulative                  Other
                                     Minimum Pension            Translation             Comprehensive
                                        Liability               Adjustments             Income (Loss)
                                      ------------             ------------             ------------
         April 1, 1996                $(10,572,000)            $   (451,000)            $(11,023,000)
         1996 Change                       (77,000)                 570,000                  493,000
                                      ------------             ------------             ------------
         December 31, 1996             (10,649,000)                 119,000              (10,530,000)
         1997 Change                     9,436,000                 (137,000)               9,299,000
                                      ------------             ------------             ------------
         December 31, 1997              (1,213,000)                 (18,000)              (1,231,000)
         1998 Change                     1,213,000                  276,000                1,489,000
                                      ------------             ------------             ------------
         December 31, 1998            $         --             $    258,000             $    258,000
                                      ============             ============             ============

The tax benefit or expense related to the components of other comprehensive income was not material.

11. EMPLOYEE BENEFIT PLANS

The Company provides pension benefits to substantially all employees through hourly and salaried pension plans. The plans provide benefits based primarily on the participant's years of service. The salaried plan also includes voluntary employee contributions. The Company's funding policy is to contribute the lesser of the amount required by the Employee Retirement Income Security Act of 1974 ("ERISA") without considering the $10 million credit balance accumulated by the Company per ERISA calculations on December 31, 1997 plus interest, or the maximum deductible for tax purposes.

The Company provides postretirement health care and life insurance benefits for all eligible employees and their dependents active at April 27, 1989 and thereafter, and postretirement life insurance benefits for retirees prior to April 27, 1989. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements of the Company's pension plans. The health care plans are generally contributory and the life insurance plans are generally non-contributory.

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES

The following represents a reconciliation of the benefit obligation, fair value of plan assets and funded status of the Company's defined benefit and other postretirement benefit plans:

                                                                 Pension Benefits                      Postretirement Benefits
                                                       ---------------------------------         ---------------------------------
                                                                   December 31,                             December 31,
                                                       ---------------------------------         ---------------------------------
                                                           1998                 1997                 1998                 1997
                                                           ----                 ----                 ----                 ----
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year ........       $ 81,552,000         $ 73,120,000         $ 65,444,000         $ 58,846,000
Service cost ...................................          2,535,000            1,970,000            1,824,000            1,242,000
Interest cost ..................................          5,830,000            5,662,000            5,195,000            4,422,000
Plan participants' contributions ...............            337,000              267,000              493,000              531,000
Amendments .....................................            584,000                   --           11,801,000                   --
Actuarial loss (gain) ..........................          2,907,000            4,144,000           (2,407,000)           3,130,000
Benefits paid ..................................         (3,913,000)          (3,611,000)          (3,408,000)          (2,727,000)
                                                       ------------         ------------         ------------         ------------
Benefit obligation at end of year ..............         89,832,000           81,552,000           78,942,000           65,444,000
                                                       ------------         ------------         ------------         ------------

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year .         78,676,000           63,268,000                   --                   --
Actual return on plan assets ...................          9,212,000           11,214,000                   --                   --
Employer contributions .........................          4,887,000            7,538,000            2,915,000            2,196,000
Plan participants' contributions ...............            337,000              267,000              493,000              531,000
Benefits paid ..................................         (3,913,000)          (3,611,000)          (3,408,000)          (2,727,000)
                                                       ------------         ------------         ------------         ------------
Fair value of plan assets at end of year .......         89,199,000           78,676,000                   --                   --
                                                       ------------         ------------         ------------         ------------
Funded status ..................................           (633,000)          (2,876,000)         (78,942,000)         (65,444,000)
Unrecognized actuarial loss ....................         12,860,000           11,937,000           18,450,000           21,898,000
Unrecognized prior service cost ................          1,580,000            1,463,000          (18,464,000)         (33,996,000)
                                                       ------------         ------------         ------------         ------------
Net amount recognized ..........................       $ 13,807,000         $ 10,524,000         $(78,956,000)        $(77,542,000)
                                                       ============         ============         ============         ============

AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL
POSITION CONSIST OF:
Prepaid (accrued) benefit cost .................       $ 13,807,000         $  7,848,000         $(78,956,000)        $(77,542,000)
Intangible asset ...............................                 --            1,463,000                   --                   --
Accumulated other comprehensive income .........                 --            1,213,000                   --                   --
                                                       ------------         ------------         ------------         ------------
Net amount recognized ..........................       $ 13,807,000         $ 10,524,000         $(78,956,000)        $(77,542,000)
                                                       ============         ============         ============         ============

WEIGHTED-AVERAGE ASSUMPTIONS:
Discount rate ..................................               7.00%                7.25%                7.00%                7.25%
Expected return on plan assets .................               9.50                 9.50                   --                   --
Rate of compensation increase ..................               4.50                 4.50                 4.50                 4.50

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES

The following represents the net periodic benefit cost for the defined benefit and postretirement benefit plans:

                                                         Pension Benefits                          Postretirement Benefits
                                      -------------------------------------------     -------------------------------------------
                                              Year Ended           Nine Months Ended           Year Ended
                                              December 31,            December 31,             December 31,       Nine Months Ended
                                      ---------------------------     -----------     ---------------------------     December 31,
                                           1998           1997            1996            1998            1997           1996
                                           ----           ----            ----            ----            ----           ----
Service cost .....................    $ 2,535,000     $ 1,970,000     $ 1,521,000     $ 1,824,000     $ 1,242,000     $   873,000
Interest cost ....................      5,830,000       5,662,000       3,980,000       5,195,000       4,422,000       3,176,000
Expected return on plan assets ...     (7,518,000)     (6,096,000)     (3,801,000)             --              --              --
Amortization of prior service cost        467,000         413,000         310,000      (3,730,000)     (4,677,000)     (3,508,000)
Recognized actuarial loss ........        290,000         362,000         564,000       1,040,000       1,259,000       1,120,000
                                      -----------     -----------     -----------     -----------     -----------     -----------
Net periodic benefit cost ........    $ 1,604,000     $ 2,311,000     $ 2,574,000     $ 4,329,000     $ 2,246,000     $ 1,661,000
                                      ===========     ===========     ===========     ===========     ===========     ===========

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the plan with accumulated benefit obligations in excess of plan assets was $36.0 million, $32.6 million and $31.9 million, respectively, as of December 31, 1997.

For measurement purposes, a 7.14% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.25% for 2001 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the retiree medical plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                           One-Percentage-        One-Percentage-
                                                           Point Increase          Point Decrease
                                                           --------------         ----------------
         Effect on total of service cost and
         interest cost components ..................       $ 1,103,000             $  (888,000)
         Effect on postretirement benefit obligation        11,347,000              (9,241,000)

Investments held by the Company's pension plans consist primarily of S&P 500 equity securities and investment grade fixed income securities.

Eligible employees having one year of service also participate in one of the Company's Savings Plans (hourly or salaried). Under one of these plans, the Company matches 50% of a participating employee's contributions, up to 6% of compensation. The employer contributions generally vest to participating employees after five years of service. The matching contributions were $1,205,000, $782,000 and $572,000 for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, respectively.

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES

12.      COMMITMENTS

         The Company is party to various non-cancelable operating leases which are longer than a one-year term for certain data processing, and other equipment and facilities with minimum rental commitments payable as follows:

                            Year Ending December 31,                                   Amount
                            ------------------------                                   ------
                                     1999                                           $ 5,557,000
                                     2000                                             5,006,000
                                     2001                                             2,329,000
                                     2002                                             1,603,000
                                     2003                                             1,202,000
                                  Thereafter                                          5,509,000

         Rental expense was $5,410,000, $5,060,000 and $3,491,000 for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, respectively.

13.      CONTINGENCIES

         There are various lawsuits and claims pending against the Company incidental to its business. Although the final results in such suits and proceedings cannot be predicted with certainty, in the opinion of management, the ultimate liability, if any, will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

14.      INCOME TAXES

         The components of the net deferred tax asset and corresponding valuation allowance are as follows:

                                                                            December 31,
                                                                 ----------------------------------
                                                                      1998                 1997
                                                                      ----                 ----
         Tax net operating loss carryforwards ............       $  62,335,000        $  72,270,000
         Temporary differences:
            Postretirement and other employee benefits              33,899,000           32,772,000
            Intangibles ..................................          37,261,000           39,929,000
            Program participation costs ..................          (6,349,000)          (6,409,000)
            Other ........................................          10,460,000           13,083,000
                                                                 -------------        -------------
         Deferred tax benefit ............................         137,606,000          151,645,000
         Valuation allowance .............................        (137,606,000)        (151,645,000)
                                                                 -------------        -------------

              Net deferred tax asset .....................       $          --        $          --
                                                                 =============        =============

         SFAS No. 109 requires that a valuation allowance be recorded against tax assets which are not likely to be realized. The Company has established a valuation allowance against these benefits given the uncertain nature of their ultimate realization.

         In the event of future recognition of a 100 percent reduction of the valuation allowance, income tax expense and goodwill would be reduced by $62 million and $76 million, respectively. The realization of these benefits would reduce future income tax payments by $138 million.

         The Company's provision (benefit) for income taxes before extraordinary charges consists of:

                                                                                  Year Ended
                                                                                  December 31,                Nine Months Ended
                                                                        --------------------------------         December 31,
                                                                            1998                1997                1996
                                                                            ----                ----                ----
         Current domestic provision .............................       $ 17,135,000        $  8,001,000        $  1,330,000
         Foreign provision ......................................            230,000             908,000             170,000
         Domestic utilization of net operating loss carryforwards        (11,621,000)         (5,136,000)         (1,581,000)
         Change in net deferred tax asset .......................                 --           1,411,000                  --
                                                                        ------------        ------------        ------------
         Income tax provision (benefit) .........................       $  5,744,000        $  5,184,000        $    (81,000)
                                                                        ============        ============        ============

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

The effective income tax rate differs from the statutory federal income tax rate for the following reasons:

                                                   Year Ended
                                                   December 31,        Nine Months Ended
                                              ---------------------      December 31,
                                                1998           1997           1996
                                                ----           ----           ----
Statutory federal income tax rate .....         35.0%          35.0%          35.0%
Change in the valuation allowance .....           --            8.0          (29.4)
Utilization of tax net operating losses        (27.3)         (25.9)         (10.6)
State tax .............................          4.9            3.3            3.4
Foreign subsidiaries tax provision ....          0.1            4.4            1.1
                                              ------         ------         ------
Effective income tax rate .............         12.7%          24.8%          (0.5)%
                                              ======         ======         ======


     The Company has tax net operating loss carryforwards of approximately $156 million at December 31, 1998. The tax net operating losses expire from 2006 through 2012, with $30 million of carryforwards expiring in 2006.


15.  RELATED PARTY TRANSACTIONS

     BLS owns 50% of the capital stock of the Company and pursuant to the Stockholders Agreement has the right to designate a majority of the Board of Directors of the Company. In addition, BLS serves as Chairman of the Board of Directors and Chief Executive Officer of the Company and devotes such time to the business and affairs of the Company as he deems appropriate. BLS is also Chairman and Chief Executive Officer of Loral Space. Because BLS is Chairman of the Board of Directors and has the right to designate a majority of the Directors to the Board of the Company, he has operating control of the Company.


     The Company has an Advisory Agreement with BLS which provides for the payment of an aggregate of $200,000 per month of compensation to BLS and persons designated by him. Such agreement will continue until BLS dies or is disabled or ceases to own a specified number of shares of common stock of the Company.



     The Company has a bonus plan pursuant to which the Company's Board of Directors awards bonuses to BLS ranging from 5% to 10% of earnings in excess of $50 million before interest, taxes and amortization. Bonuses earned under this plan were $5,055,300, $1,553,200 and $1,247,000 for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, respectively.


     Pursuant to a financial advisory agreement between Lehman Brothers and the Company, Lehman Brothers acts as exclusive financial adviser to the Company. The Company pays Lehman Brothers customary fees for services rendered on an as-provided basis. The Agreement may be terminated by the Company or Lehman Brothers upon certain conditions. During the year ended December 31, 1997 and the nine month ended December 31, 1996, Lehman Brothers received underwriting discounts and commissions of $4.6 million and $2.6 million in connection with the offering of the 9 1/4% Notes and 10 3/8% Notes, respectively. In connection with the tender offer component of the Recapitalization, Lehman Brothers received a customary fee for acting as Dealer Manager and Solicitation Agent. In addition, one or more affiliates of Lehman Brothers received underwriting commissions of $4.7 million in connection with the Credit Facility. The Lehman Investors

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES
own 50% of the outstanding capital stock of the Company and are entitled to elect three directors (in addition to one independent director jointly designated by BLS and the Lehman Investors) to the Company's Board of Directors. The Lehman Investors have the benefit of certain additional rights under the Stockholders' Agreement and the Company's By-laws.

     In May 1996, the Company purchased $343,000 principal amount of 13 3/4% Debentures from A. Robert Towbin, as trustee, who is a director of the Company and who is managing director of C. E. Unterberg Towbin. The Company purchased such 13 3/4% Debentures at a price of 103.65% of the principal thereof plus accrued interest. In May 1996, the 13 3/4% Debentures were callable at a price of 103.75% of the principal amount thereof. In connection with the Recapitalization, the Company paid Unterberg Harris a fee of $1.0 million for investment banking services.


     The Company has paid Ronald H. Kisner, who is Secretary and a member of the Board of Directors of the Company, a monthly retainer of $6,000 for legal services. In addition, Mr. Kisner received bonuses and other compensation of $78,000, $176,000 and $41,000 during the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, respectively. Mr. Kisner also received stock options for 900 and 1,750 shares during the years ended December 31, 1998 and 1997, respectively. As of January 1, 1999, Mr. Kisner is employed by the Company.


     Pursuant to agreements between the Company and Loral Space (of which BLS is Chairman and Chief Executive Officer), the Company reimburses Loral Space for benefits administration and legal services. The related charges agreed upon were established to reimburse Loral Space for actual costs incurred without profit or fee. The Company believes the arrangements are as favorable to the Company as could have been obtained from unaffiliated parties. Payments to Loral Space were $0.7 million, $0.5 million and $0.2 million for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, respectively. Included in accounts payable at December 31, 1998 and 1997 is $0.1 million and $0.3 million, respectively.


     In connection with the Recapitalization, the Company paid Loral Space $80.6 million for the redemption of its 22.5% equity interest in the Company.

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES

16.      SEGMENTS

         The Company's activities are conducted through its two wholly owned subsidiaries, Aircraft Braking Systems and Engineered Fabrics, each considered an operating segment. Aircraft Braking Systems manufactures aircraft wheels, brakes and anti-skid systems. Engineered Fabrics manufactures aircraft fuel tanks and iceguards and various other products from coated fabrics. The accounting policies of the subsidiaries are the same as those described in the summary of significant accounting policies. Both subsidiaries are managed separately due to different products, technology and marketing strategies. The Company evaluates performance of the subsidiaries based on profits from operations before interest, income taxes and extraordinary charges.

         The following represents financial information about the Company's segments:


                                                                             Year Ended                   Nine Months
                                                                             December 31,                    Ended
                                                                       -----------------------             December 31,
                                                                       1998               1997               1996
                                                                       ----               ----               ----
Sales:
   Aircraft Braking Systems                                         $305,911,000       $269,078,000       $192,014,000
   Engineered Fabrics                                                 39,536,000         35,253,000         20,689,000
                                                                    ------------       ------------       ------------
                                                                    $345,447,000       $304,331,000       $212,703,000
                                                                    ============       ============       ============
Earnings Before Interest Taxes Depreciation and Amortization:
   Aircraft Braking Systems                                         $102,894,000       $ 70,365,000       $ 53,909,000
   Engineered Fabrics                                                  7,001,000          4,274,000          2,895,000
                                                                    ------------       ------------       ------------
                                                                    $109,895,000       $ 74,639,000       $ 56,804,000
                                                                    ============       ============       ============
Operating Income:
   Aircraft Braking Systems                                         $ 84,927,000       $ 52,793,000       $ 40,907,000
   Engineered Fabrics                                                  5,007,000          2,166,000          1,253,000
                                                                    ------------       ------------       ------------
                                                                    $ 89,934,000       $ 54,959,000       $ 42,160,000
                                                                    ============       ============       ============
Depreciation and Amortization:
   Aircraft Braking Systems                                         $ 17,967,000       $ 17,572,000       $ 13,002,000
   Engineered Fabrics                                                  1,994,000          2,108,000          1,642,000
                                                                    ------------       ------------       ------------
                                                                    $ 19,961,000       $ 19,680,000       $ 14,644,000
                                                                    ============       ============       ============
Capital Expenditures:
   Aircraft Braking Systems                                         $ 13,726,000       $  9,462,000       $ 13,161,000
   Engineered Fabrics                                                    886,000            547,000            903,000
                                                                    ------------       ------------       ------------
         Total Segments                                               14,612,000         10,009,000         14,064,000
   Corporate                                                             261,000              7,000             27,000
                                                                    ------------       ------------       ------------
                                                                    $ 14,873,000       $ 10,016,000       $ 14,091,000
                                                                    ============       ============       ============

                     K & F INDUSTRIES, INC. AND SUBSIDIARIES

                                                     December 31,
                                  --------------------------------------------------
                                      1998               1997               1996
                                      ----               ----               ----
Total Assets:
   Aircraft Braking Systems       $352,057,000       $354,099,000       $352,182,000
   Engineered Fabrics               57,773,000         59,089,000         56,247,000
                                  ------------       ------------       ------------
                                  $409,830,000       $413,188,000       $408,429,000
                                  ============       ============       ============


The following reconciles the total assets for the reportable segments to the Company's consolidated assets:


                                                                          December 31,
                                                      --------------------------------------------------
                                                           1998               1997               1996
                                                           ----               ----               ----
Total Assets:
   Total assets for reportable segments               $409,830,000       $413,188,000       $408,429,000
   Deferred financing costs not
    allocated to segments                                9,734,000         11,666,000          8,745,000
   Corporate assets                                        535,000            382,000            530,000
   Deferred tax asset not allocated to segments                 --                 --          1,411,000
                                                      ------------       ------------       ------------
      Consolidated Total                              $420,099,000       $425,236,000       $419,115,000
                                                      ============       ============       ============

The following represents the Company's total sales by products:


                                                             Nine Months
                          Year Ended December 31,               Ended
                          -----------------------            December 31,
                          1998               1997               1996
                          ----               ----               ----
Braking systems       $305,911,000       $269,078,000       $192,014,000
Fuel tanks              30,256,000         26,564,000         14,030,000
Other                    9,280,000          8,689,000          6,659,000
                      ------------       ------------       ------------
                      $345,447,000       $304,331,000       $212,703,000
                      ============       ============       ============

                    K & F INDUSTRIES, INC. AND SUBSIDIARIES

      The following represents export sales by geographic location:


                                                                     Year Ended                    Nine Months
                                                                     December 31,                    Ended
                                                               -----------------------             December 31,
                                                               1998               1997               1996
                                                               ----               ----               ----
Sales:
   United States . . . . . . . . . . . . . . . . . .       $197,268,000       $172,277,000        122,207,000
   Europe  . . . . . . . . . . . . . . . . . . . . .         74,228,000         70,578,000         49,894,000
   Asia  . . . . . . . . . . . . . . . . . . . . . .         35,845,000         29,763,000         22,098,000
   North America . . . . . . . . . . . . . . . . . .         20,165,000         16,671,000          7,277,000
   South America . . . . . . . . . . . . . . . . . .         13,042,000         10,211,000          9,732,000
   Australia  . . . . . . . . . . . . . . . . . . .           4,899,000          4,831,000          2,495,000
                                                           ------------       ------------       ------------
                                                           $345,447,000       $304,331,000       $212,703,000
                                                           ============       ============       ============

      Sales are attributed to geographic location based on the location of the customer. Long-lived assets held outside of the United States were $318,000, $333,000 and $293,000 as of December 31, 1998, 1997 and 1996, respectively.

      The U.S. government accounted for approximately 14%, 12% and 12% of total sales for the Company, for the years ended December 31, 1998 and 1997 and the nine months ended December 31, 1996, respectively.


17.COMPARATIVE RESULTS (UNAUDITED)

     The following financial information for the years ended December 31, 1998, 1997 and 1996 is presented for comparative purposes. The financial information for the year ended December 31, 1996 is unaudited.

                                                    Year Ended December 31,
                                     ------------------------------------------------------
                                          1998                1997                 1996
                                          ----                ----                 ----
Net sales                            $ 345,447,000       $ 304,331,000        $ 277,655,000
Gross margin                            49,257,000         116,330,000           96,684,000
Operating income                        89,934,000          54,959,000           50,009,000
Income before income taxes and
  extraordinary charge                  45,104,000          20,868,000           13,052,000
Income before
  extraordinary charge                  39,360,000          15,684,000           13,133,000
Net income (loss)                       39,360,000         (13,829,000)           3,991,000

                                  $185,000,000




                             K & F INDUSTRIES, INC.




                                     9 1/4%
                               SENIOR SUBORDINATED
                                 NOTES DUE 2007




                                   PROSPECTUS







                               ____________, 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Registrant provides that the directors of the Registrant, individually or collectively, shall not be held personally liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (1) for any breach of the director's fiduciary duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for liability under Section 174 of the General Corporation Law of the State of Delaware or (4) for any transaction from which the director derived an improper personal benefit. The by-laws of the Registrant provide for indemnification of its officers and directors to the full extent authorized by law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)  Exhibits.

1.01        --      Purchase  Agreement  dated as of  October 9,  1997 between the Company and Lehman  Brothers Inc. and Unterberg
                    Harris (10)

2.01        --      Agreement for Sale and Purchase of Assets dated March 26, 1989 between Loral Corporation and the Company (1)

2.02        --      Stock Purchase Agreement dated September 15, 1997 among the Company and the Stockholders of the Company (10)

2.03        --      First  Amendment  to  Stock  Purchase  Agreement  dated as of  October 15,  1997  among  the  Company  and the
                    Securityholders named therein (10)

3.01        --      Amended and Restated Certificate of Incorporation of the Company (10)

3.02        --      Amended and Restated By-Laws of the Company (10)

4.01        --      Indenture  dated as of  October 15,  1997 for the Notes  between the  Company and State  Street Bank and Trust
                    Company, as trustee (10)

4.02        --      Indenture dated as of August 15,  1996 for the 10 3/8% Senior Subordinated Notes between the Company and Fleet
                    National Bank, as trustee (8)

5.01        --      Opinion of O'Sullivan Graev & Karabell, LLP (10)

10.01       --      Securities Purchase Agreement dated as of April 27, 1989, among the Company, BLS and LBH (1)

10.02       --      Assumption Agreement dated as of April 27, 1989 (1)

10.03       --      Non-Competition Agreement dated as of April 27, 1989, between the Company and BLS (1)

10.04       --      K & F Industries, Inc. Retirement Plan for Salaried Employees (4)

10.05       --      K & F Industries, Inc. Savings Plan for Salaried Employees (4)

10.06       --      Goodyear Aerospace Corporation Supplemental Unemployment Benefits Plan for Salaried Employees Plan A (1)

10.07       --      The Loral Systems Group Release and Separation Allowance Plan (1)

10.08       --      Letter Agreement dated April 27, 1989, between the Company and Shearson Lehman Brothers Inc. (1)

10.09       --      K & F Industries, Inc. 1989 Stock Option Plan (2)

10.10       --      K & F Industries, Inc. Executive Deferred Bonus Plan (2)

10.11       --      Securities Purchase Agreement dated as of July 22, 1991, among the Company, BLS and the Lehman Investors (3)

10.12       --      Securities Purchase Agreement among the Company, BLS and the Lehman Investors dated September 2, 1994 (5)

10.13       --      Agreement dated as of September 2, 1994 between the Company and Loral (5)

10.14       --      Securities Conversion Agreement among the Company and the Converting Stockholders, dated November 8, 1994 (5)

10.15       --      Shared Services Agreement dated as of April 27,  1996 between Lockheed Martin Tactical Defense  Systems--Akron and ABS (10)

10.16       --      K & F Industries, Inc. Supplemental Executive Retirement Plan (7)

10.17       --      Amended and Restated Credit Agreement dated as of August 14, 1996 among Aircraft Braking Systems Corporation
                    ("ABS"), Engineered Fabrics Corporation ("EFC"), the Lenders (as defined therein), Lehman Commercial Paper,
                    Inc., as Documentation Agent and Chase Securities Inc., individually and as agent for the Lenders ("Chase") (8)

10.18       --      Amended and Restated Security Agreement dated as of August 14, 1996 between ABS and Chase (8)

10.19       --      Amended and Restated Security Agreement dated as of August 14, 1996 between EFC and Chase (8)

10.20       --      Revolving Credit Note dated as of August 14, 1996 executed by each of ABS and EFC in favor of NBD Bank (8)

10.21       --      Facility A Notes dated as of August 14, 1996 executed by each of ABS and EFC in favor of NBD Bank (8)

10.22       --      Amended and Restated K & F Agreement dated as of August 14, 1996 between the Company and Chase (8)

10.23       --      Amended and Restated Subordination Agreement dated as of August 14, 1996 between ABS and Chase (8)

10.24       --      Amended and Restated Subordination Agreement dated as of August 14, 1996 between EFC and Chase (8)

10.25       --      Purchase Agreement dated August 12, 1996 among the Company, Lehman Brothers Inc. and Chase Securities Inc. (8)

10.26       --      Registration  Rights Agreement dated as of August 15,  1996 among the Company,  Lehman Brothers Inc. and Chase
                    Securities Inc. (8)

10.27       --      Credit Agreement dated as of October 15, 1997 among ABS, EFC, the Lenders (as defined therein), Lehman
                    Commercial Paper, Inc., as Documentation Agent and The First National Bank of Chicago ("FNBC"), as
                    Administrative Agent (10)

10.28       --      Guarantee  and  Collateral  Agreement  dated as of  October 15,  1997 among the  Company,  ABS,  EFC,  certain subsidiaries named therein and FNBC, as Collateral Agent (10)

10.29       --      Form of Term Note dated as of October 15, 1997 to be executed by each of ABS and EFC in favor of FNBC (10)

10.30       --      Form of Revolving  Credit Note dated as of October 15,  1997 to be executed by each of ABS and EFC in favor of
                    FNBC (10)

10.31       --      Subordination Agreement dated as of October 15, 1997 between ABS and FNBC (10)

10.32       --      Subordination Agreement dated as of October 15, 1997 between EFC and FNBC (10)

10.33       --      Intercreditor Agreement dated as of October 15,  1997 among the Pension Benefit Guaranty Corporation ("PBGC"),
                    FNBC, ABS, EFC and the Company (10)

10.34       --      K & F Agreement dated as of October 15, 1997 executed by the Company in favor of FNBC (10)

10.35       --      Settlement Agreement dated as of October 15, 1997 between the Company and PBGC (10)

10.36       --      Registration  Rights  Agreement dated as of October 15,  1997 between the Company and Lehman Brothers Inc. and
                    Unterberg Harris (10)

10.37       --      Dealer Manager Agreement dated as of September 15, 1997 between Lehman Brothers Inc. and the Company (10)

10.38       --      Amended and Restated Director Advisory Agreement dated as of October 15, 1997 between the Company and BLS (10)

10.39       --      Stockholders'  Agreement  dated as of  October 15,  1997 between the Company and the  Stockholders  identified therein (10)


10.40       --      K & F Industries, Inc. 1998 Stock Option Plan (12)


12.01       --      Statement of computation of ratio of earnings (deficiency) to fixed charges

12.02       --      Statement of computation of pro forma earnings to fixed charges (10)

21.01       --      Subsidiaries of the Registrant (1)

23.01       --      Consent of O'Sullivan Graev and Karabell, LLP (included in Exhibit 5) (10)

23.02       --      Consent of Deloitte & Touche LLP

24.01       --      Powers of Attorney (included on signature page)

25.01       --      Statement of Eligibility  and  Qualifications  under the Trust  Indenture Act of 1939 of State Street Bank and
                    Trust Company, as Trustee (10)

27.01       --      Financial Data Schedule (12)

99.1        --      Form of Letter of Transmittal (10)

99.2        --      Form of Notice of Guaranteed Delivery (10)

99.3        --      Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (10)

99.4        --      Form of Letter to Clients (10)

(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1, No. 33-29035 and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1990 and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1991 and incorported herein by reference.

(4) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1991 and incorporated herein by reference.

(5) Previously filed as an exhibit to the Company's Registration Statement on Form S-1, No. 33-47028 and incorporated herein by reference.

(6) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 and incorporated herein by reference.

(7) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and incorporated herein by reference.

(8) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by reference.

(9) Previously filed as an exhibit to the Company's Registration Statement on Form S-4 filed on Form S-4, No. 333-11047 and incorporated herein by reference.

(10) Previously filed as an exhibit to the Company's Registration Statement on Form S-4, No. 333-40977 and incorporated herein by reference.

(11) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.


(12) Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.



(b)  Financial Statement Schedules:

         All schedules are omitted because they are not applicable or the required information is shown in financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, state of New York, on the 30th day of April, 1999.



                                       K & F INDUSTRIES, INC.

                                       By:/s/ KENNETH M. SCHWARTZ
                                       ------------------------------------
                                       Kenneth M. Schwartz
                                       Executive Vice President


         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to this Registration Statement on Form S-4 has been signed on April 30, 1999 by or on behalf of the following persons in the capacity indicated:



         SIGNATURE                                            TITLE
         ---------                                            -----
               *                            Chairman of the Board, Chief Executive
      -------------------                   Officer and Director (principal executive officer)
      Bernard L. Schwartz


    /S/ KENNETH M. SCHWARTZ                 Executive Vice President
    -----------------------
      Kenneth M. Schwartz


               *                            Chief Financial Officer (principal financial and accounting officer)
      ------------------
      Dirkson R. Charles


               *                            Director
        --------------
        David J. Brand


               *                            Director
      -------------------
      Herbert R. Brinberg


               *                            Director
        ---------------
        Robert B. Hodes


               *                            Director and Secretary
       ----------------
       Ronald H. Kisner


               *                            Director
        ---------------
        John R. Paddock


               *                            Director
       ----------------
       A. Robert Towbin


               *                            Director
      ------------------
      Alan H. Washkowitz


  *BY /S/ KENNETH M. SCHWARTZ
      -----------------------
      Kenneth M. Schwartz
       Attorney-in-fact